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ROVI CORPORATION
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ROVI CORPORATION
2830 De La Cruz Boulevard
Santa Clara, California 95050
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_________________________________________
TO BE HELD ON APRIL 29, 2014
To Our Stockholders:
The annual meeting of stockholders of Rovi Corporation will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on April 29, 2014, beginning at 10:30 a.m., local time. We are holding the meeting to act on the following matters:

1)
Election of Directors. You will have the opportunity to elect six members of the Board of Directors for a term of one year. The following six persons are our nominees: Thomas Carson; Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

2)	Amendment to the Company’s 2008 Equity Incentive Plan. You will be asked to approve an increase in the available share reserve under the Plan by 1,500,000 shares.

3)
Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

4)	Advisory Vote to Approve Named Executive Officer Compensation You will be asked for an advisory vote to approve named executive officer compensation.

5)	Other Business. We will also transact any other business that is properly raised at the meeting.
We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on February 28, 2014, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Santa Clara for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 14, 2014	Thomas Carson, President & CEO
Santa Clara, California

YOUR VOTE IS IMPORTANT
We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.
Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

i.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	18
INFORMATION ABOUT OUR BOARD OF DIRECTORS	19
Board Leadership Structure and Risk Oversight	19
Independence of Directors	19
Meetings of the Board and Committees	20
Compensation Committee Interlocks and Insider Participation	22
Corporate Governance Materials	22
Director Nomination Process	22
Communications with the Board	23
AUDIT COMMITTEE REPORT	24
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
EQUITY COMPENSATION PLAN INFORMATION	28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
Compensation Committee Report	51
Risk Analysis of Our Compensation Program	51
Summary Compensation Table	52
Grants of Plan-Based Awards	54
Discussion of Summary Compensation and Plan-Based Awards Tables	55
Outstanding Equity Awards	57
Option Exercises and Stock Vested	59
Potential Payments upon Termination or Change of Control	59
DIRECTOR COMPENSATION	61
Non-Employee Director Compensation Philosophy	61
Non-Employee Director Compensation for Fiscal 2013	61
Non-Employee Director Compensation for Fiscal 2014	62
Employee Director Compensation for Fiscal 2013	62
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	62
Procedures for Approval of Related Party Transactions	63

ii.

LEGAL PROCEEDINGS	63
ADDITIONAL INFORMATION	63
OTHER BUSINESS	64
ANNEX A: AMENDED ROVI CORPORATION 2008 EQUITY INCENTIVE PLAN	A-1

iii.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

Time and Date:	10:30 a.m., local time, on Tuesday, April 29, 2014
Place:	Corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050
Record Date:	February 28, 2014
Voting:	•	Stockholders as of the record date are entitled to vote
•
You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.

	•	See the voting instructions for Internet and telephone voting in the Notice of Availability or in the materials sent to you for more information.
Attending the Annual Meeting:	•	In Person: The meeting starts at 10:30 a.m. local time. You will be required to present proof of identification and stock ownership in order to attend the meeting.
	•	You do not need to attend the Annual Meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 6 directors	For each director nominee	4
Amendment to 2008 Equity Incentive Plan to increase share reserve	For	8

S-1

Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014	For	16
Advisory resolution on named executive officer compensation	For	18

Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 5 out of 6	19
	Independent chairman: Andrew K. Ludwick	19
	Independent Board committees: All	20
Director Elections	Frequency: Annual	4
	Voting standard for uncontested elections: Majority of votes cast	3
Meeting Attendance	All directors attended at least 75% of the total number of meetings of our Board and committees on which the director served in 2013	20
Evaluating and Improving Board Performance	Board evaluations: Annual	22
	Committee evaluations: Annual	22
Aligning Director and Stockholder Interests	Director stock ownership guidelines: Yes	48
	Director equity grants: Yes	61
Investor Outreach	Following 2013 “say on pay” vote, our compensation committee directed our management team to increase its efforts to gather feedback from our major stockholders regarding our executive compensation programs. Extensive outreach and meetings were held, and our compensation committee responded to that feedback.	30

S-2

ROVI CORPORATION
2830 De La Cruz Boulevard
Santa Clara, California 95050
PROXY STATEMENT
For the
Annual Meeting of Stockholders
To be held on April 29, 2014
__________________________________________
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors of Rovi Corporation (sometimes referred to as the “company” or “Rovi”) is soliciting your proxy for our 2014 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on April 29, 2014, beginning at 10:30 a.m., local time. Our telephone number is (408) 562-8400. We are first distributing this proxy statement and voting instructions on or about March 14, 2014.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.
We intend to mail the Notice of Availability on or about March 14, 2014 to all stockholders of record entitled to vote at the annual meeting.
What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will be available to discuss our performance and respond to questions from stockholders.
Who can vote at the annual meeting?
The Board of Directors set February 28, 2014 as the record date for the annual meeting. If you owned our common stock at the close of business on February 28, 2014, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. As of the record date, 96,512,042 shares of common stock, representing the same number of votes, were outstanding.
What is the quorum requirement for the annual meeting?
A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail.
Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.
How do I vote my shares without attending the annual meeting?
You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker. Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on April 28, 2014. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
How can I vote my shares in person at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.
How can I change my vote after I return my proxy?
You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.
What proposals are scheduled to be voted on at the annual meeting?
The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;

•	Proposal No. 2: the amendment to the Company’s 2008 Equity Incentive Plan;

•	Proposal No. 3: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	Proposal No. 4: the advisory vote to approve named executive officer compensation.
Will there be any other matters considered at the annual meeting?
We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.
What vote is required for each proposal?
Election of Directors. Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Therefore, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. If a nominee receives a greater number of votes “against” from his or her election than votes “for” such nominee, such nominee shall offer to tender his or her resignation to the Board in accordance with our Bylaws. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this Proposal.
Approval of the Amendment to the Company’s 2008 Equity Incentive Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the amendment of the 2008 Equity Incentive Plan. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on named executive officer compensation. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal. While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.
All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
What are the recommendations of the Board of Directors?
The recommendation of our Board of Directors is set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote FOR the election of each of the named nominees for director, FOR approval of the amendment of the 2008 Equity Incentive Plan, and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. With respect to the advisory vote, our Board of Directors recommends a vote for the compensation of our named executive officers.
Where can I find the voting results?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of six members, a majority of whom are “independent” under applicable rules of the SEC. Our bylaws provide that our Board of Directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the Board of Directors. Pursuant to our bylaws, the Board of Directors has fixed the authorized number of directors at six.
The corporate governance and nominating committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the company’s business. To that end, the committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee. Each committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Based on the above, our corporate governance and nominating committee has recommended the six individuals listed below to stand for election at the annual meeting of stockholders this year and our Board of Directors has approved the nomination of these six directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director has consented to serve as such if elected by the stockholders. If any nominee should become unavailable or unable to serve as a director prior to the meeting, our Board of Directors may designate another nominee to fill the vacancy and proxies will be voted for that nominee.
There are no family relationships among our executive officers, directors and nominees for director.
Nominees for Director
You are being asked to vote on the six director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees. All of our nominees for director are current members of our Board of Directors. The names of the director nominees, their ages as of February 28, 2014 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Thomas Carson	54	2011	Director; President and Chief Executive Officer
Andrew K. Ludwick	68	2006	Chairman of the Board; Independent Director
Alan L. Earhart	70	2008	Independent Director
James E. Meyer	59	1997	Independent Director
James P. O’Shaughnessy	67	2004	Independent Director
Ruthann Quindlen	59	2004	Independent Director

The “Director Since” column above denotes the year in which such member joined as a director of Rovi Corporation or one of its subsidiaries, Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides Corporation (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).
Thomas Carson. Mr. Carson has served as our President and Chief Executive Officer and a member of our Board of Directors since December 2011. Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the company was completed. From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business. From February 2005 to April 2006, Mr. Carson served as Executive Vice President of Operational Efficiency programs at Thomson Multimedia Corporation and from February 2004 to February 2005, he served as Executive Vice President, Global Sales and Services at Thomson. Mr. Carson holds a B.S in business administration and an MBA from Villanova University. We believe Mr. Carson is qualified to sit on our Board of Directors as he is our President and Chief Executive Officer.
Andrew K. Ludwick. Mr. Ludwick has served as our Chairman of the Board of Directors since May 2008. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the Board of Directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008. We believe Mr. Ludwick’s experience as the former chief executive officer of two large public technology companies provides our Board of Directors with invaluable industry, technology and operational insight.

Alan L. Earhart. Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the Board of Directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solution company. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.
James E. Meyer. Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012 and served as President of Operations and Sales of Sirius Satellite Radio from April 2004 to December 2012. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008. Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.
James P. O’Shaughnessy. Mr. O’Shaughnessy has conducted a consulting practice in the field of intangible asset management since 2004. Through such consulting practice, Mr. O’Shaughnessy served as Chief Intellectual Property Counsel of HarQuen, Inc., a private company focused on voice technology solutions, from 2011 to 2012. From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation, a company dedicated to industrial automation and information, and its predecessor, Rockwell International Corp, a multinational conglomerate having major interests in high technology industries. Mr. O’Shaughnessy served as a member of the Board of Directors of Gemstar from 2004 until May 2008. Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center. We believe Mr. O’Shaughnessy’s experience in the field of patent law is integral to the company and its business and helps provide strategic guidance to the company and the Board.
Ruthann Quindlen. Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), a Silicon Valley early-stage venture capital firm, since 1994. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Ms. Quindlen served as a member of the Board of Directors of Gemstar from November 2004 until May 2008 and as a member of the Board of Directors of Digital Impact from November 1998 to May 2004. Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania. Ms. Quindlen has years of experience investing in and advising software, Internet and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of financial and investment experience provides for a unique perspective, which helps contribute to the Board’s effectiveness as a whole.
Required Vote and Board Recommendation
Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Therefore, each nominee who receives a majority of the votes cast

(the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. If a nominee receives a greater number of votes “against” from his or her election than votes “for” such nominee, such nominee shall offer to tender his or her resignation to the Board in accordance with our Bylaws. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: AMENDMENT TO 2008 EQUITY INCENTIVE PLAN
At the meeting, stockholders will be asked to approve the amendment of the 2008 Equity Incentive Plan (the “2008 Equity Plan”). The 2008 Equity Plan was originally approved by our Board of Directors on June 9, 2008 and by our stockholders on July 15, 2008. On March 22, 2011, the Board of Directors approved an amendment of the 2008 Equity Plan to allow the chief executive officer of the company to participate in the 2008 Equity Plan, which was approved by the stockholders on May 24, 2011. On February 12, 2013, the Board of Directors approved several amendments to the 2008 Equity Plan, including among other amendments (i) a 4.5 million share increase to the aggregate number of shares of company common stock authorized for issuance under the 2008 Equity Plan; (ii) that the 2008 Equity Plan would be the successor to and continuation of the 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Prior Plans”) so that as of April 30, 2013, no new awards would be granted under the Prior Plans, the shares then remaining available for grant under the Prior Plans became available for grant under the 2008 Equity Plan and shares that were subject to outstanding stock awards granted under the Prior Plans that expire or are terminated or forfeited become available for grant under the 2008 Equity Plan and (iii) for purposes of the requirements of Section 162(m) of the Internal Revenue Code, as amended, or the Code, confirm (A) the applicable award limits (B) existing performance criteria upon which performance goals may be based with respect to performance awards under the 2008 Equity Plan and (C) existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2008 Equity Plan. Our stockholders approved these amendments on April 30, 2013.
Subject to stockholder approval, the company’s Board of Directors approved an amendment of the 2008 Equity Plan on March 10, 2014 to increase the aggregate number of shares of the company’s common stock authorized for issuance under the 2008 Equity Plan by 1,500,000 shares.
The 2008 Equity Plan is used to issue stock options and equity awards to current and prospective company employees, management, non-employee directors and other service providers in order to incent and reward superior performance in achieving the company’s long-term objectives, with the attendant rewards aligning with increased stockholder value as expressed in higher share prices. The purpose of the 2008 Equity Plan is to allow the company to compete with other technology companies for employees, non-employee directors and other service providers in Silicon Valley, Los Angeles and other competitive labor markets where the company and its subsidiaries operate. The proposed authorized share increase will help ensure that a sufficient reserve of common stock remains available under the 2008 Equity Plan to allow us to continue to provide equity incentives to our key employees and service providers on a competitive level determined appropriate by our compensation committee. The amended 2008 Equity Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees and service providers, and to provide long term incentives that align the interests of our employees and service providers with the interests of our stockholders. The company must be able to continue to offer equity compensation to attract, motivate and retain highly qualified employees, non-employee directors and other service providers. While the company’s Board of Directors cannot be absolutely certain of the rate at which the available shares under the amended 2008 Equity Plan will be utilized, the company expects that the increased share reserve will be sufficient to meet the company’s needs over the next year. The Board of Directors has based the proposed increase on that premise, acknowledging its desire that the company’s stockholders have a continuing voice in the overall dilutive effect of equity compensation plans on stockholders’ ownership interest in the company. In considering whether to approve the proposed amendment, each stockholder should consider the fact that awards under the 2008 Equity Plan will dilute such stockholder’s ownership interest in the company.
If this Proposal 2 is approved by our stockholders, the amended 2008 Equity Plan will become effective upon the date of the 2014 Annual Meeting. In the event that our stockholders do not approve this Proposal 2, the amended 2008 Equity Plan will not become effective and the 2008 Equity Plan will continue in its current form.

Summary of the Amended 2008 Equity Plan
General. A copy of the amended 2008 Equity Plan is attached to the electronic version of this Proxy Statement filed with the SEC as Annex A, but you can also request a copy of the amended 2008 Equity Plan by writing to the company to the attention of Investor Relations. The following description of the 2008 Equity Plan, as amended, is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Plan.
The purpose of the 2008 Equity Plan is to provide the company’s employees, non-employee directors and other service providers an opportunity to acquire or increase their ownership stake in the company, creating a stronger incentive to expend maximum effort for the company’s growth and success and encouraging its management, employees, non-employee directors and other service providers to continue their employment or service relationships with the company. Stock options and stock awards, including restricted stock, restricted stock units, stock appreciation rights and performance shares, may be granted under the 2008 Equity Plan. Options granted under the 2008 Equity Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options, although the company has not granted and at the present time the company does not intend to grant incentive stock options under the 2008 Equity Plan.
Administration. The compensation committee administers the 2008 Equity Plan. The compensation committee approves who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).
Eligibility. The company’s employees, consultants, independent contractors and non-employee directors, and those of the company’s subsidiaries, are eligible to receive stock awards under the 2008 Equity Plan. As of February 28, 2014, approximately 866 of the company’s employees, consultants, independent contractors and non-employee directors are participating in the 2008 Equity Plan.
Securities Subject to 2008 Equity Plan. The 2008 Equity Plan currently authorizes 21,225,609 shares for issuance under our general share pool, 16,571,736 of which have been issued as of March 3, 2014. As of March 3, 2014, approximately 6,663,775 shares of common stock (plus any shares that might in the future be returned to the 2008 Equity Plan as a result of cancellation or expiration of awards) remain available for future grants under the 2008 Equity Plan, and awards covering 9,285,718 shares of common stock were outstanding under the 2008 Equity Plan, after making annual grants for the 2014 fiscal year on March 1, 2014. As a result of the amendment to add an additional 1,500,000 shares for which the company is seeking shareholder approval, a total of 20,300,000 shares of common stock would be authorized for issuance under the 2008 Equity Plan. These shares may be granted as stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares. This maximum number does not include the number of shares subject to the unexercised portion of any stock award granted under the Prior Plans that expires or subject to an award granted under the Prior Plans that is terminated, forfeited or cancelled without the issuance of shares of stock. The company may reissue new awards under the 2008 Equity Plan for shares that were subject to expired, terminated, forfeited or cancelled awards granted under the Prior Plans.
The following table summarizes certain information regarding our equity incentive program.

As of March 3, 2014
Total number of shares of common stock subject to outstanding stock options	4,828,207
Total number of shares of common stock subject to outstanding full value awards	4,457,511
Weighted-average exercise price of outstanding stock options	$31.23
Weighted-average remaining term of outstanding stock options	4.6 years
Total number of shares of common stock available for grant under the 2008 Equity Plan	6,663,775
Total number of shares of common stock available for grant under other equity incentive plans	0

As of February 28, 2014
Per-share closing price of common stock as reported on NASDAQ Global Select Market	$24.84
Total number of shares of common stock outstanding	96,512,042

The 2008 Equity Plan provides that shares not issued or reacquired to satisfy tax withholding obligations in connection with full value awards (awards other than stock options and stock appreciation rights) will again become available for issuance under the 2008 Equity Plan, but that shares not issued or reacquired to satisfy exercise prices or tax withholding obligations in connection with stock options and stock appreciation rights will not become available again for issuance under the 2008 Equity Plan. The 2008 Equity Plan also provides that the number of shares available for issuance under the 2008 Equity Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right granted under the 2008 Equity Plan, and (ii) 1.7 shares for each share of common stock issued pursuant to any other type of stock award granted under the 2008 Equity Plan. For each share that is subject to a full value award that is not issued or is reacquired by the company, the share reserve will increase by 1.7 shares.
Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the company’s chief executive officer or any of the three other most highly compensated officers, not including the chief financial officer. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby preserving the full tax deduction otherwise allowed for such compensation. Stock options and other stock awards may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period.
Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and stock appreciation rights, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code. The 2008 Equity Plan has been designed to permit the compensation committee to grant stock awards that qualify as performance-based compensation for purposes of Section 162(m). Accordingly, the 2008 Equity Plan provides that no awardee may be granted equity awards covering more than 1,500,000 shares in any calendar year.
Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the company and the optionee and is subject to the following additional terms and conditions:
Exercise Price. The exercise price per share in the case of any option granted under the 2008 Equity Plan may not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on the NASDAQ Stock Market (“NASDAQ”). Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” below).
Exercise of Option; Form of Consideration. Awards granted under the 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the occurrence of certain events such as a merger.
No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family, to charitable organizations or pursuant to a domestic relations order or property settlement agreement.
Term of Option. Awards granted in the form of options under the 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the company ceases for any reason, including death, disability, retirement or termination.
Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service (12 months in the case of options granted to non-employee directors), unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, provided that the Administrator may, in its sole discretion, provide in an option agreement that the option, to the extent vested on the date of termination, may be exercised for a period of up to 30 days following termination.
Generally, if an optionee’s employment terminates as a result of optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.
Terms and Conditions of Stock Awards.
Stock Appreciation Rights. The 2008 Equity Plan authorizes the compensation committee to grant stock appreciation rights either as a separate award or in tandem with any stock option grant. A stock appreciation right entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of fair market value of a share of the company’s common stock at the date of exercise over the price of the award previously specified by the compensation committee, multiplied by the number of shares as to which the holder is exercising the award. The company may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. The compensation committee may specify the exercise price for the stock appreciation right which exercise price shall not be less than the fair market value of the common stock on the grant date (or not less than the option exercise price per share if the stock appreciation right is granted in tandem with a stock option), the number of shares to which the right pertains, the term of the right and when all or any installment is to become exercisable. To the extent a stock appreciation right is cancelled or exercised, any related stock option will be cancelled (or exercised, if permitted by the grant agreement) and, to the extent that a related stock option is cancelled or exercised, the stock appreciation right will be cancelled (or exercised, if permitted by the grant agreement).
Restricted Stock Awards and Restricted Stock Units. The 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards. A restricted stock award is an award entitling the recipient to receive shares of our common stock or to receive the economic equivalent of shares of our common stock, or restricted stock units, subject to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the company and its subsidiaries or the achievement of pre-established performance goals and objectives. Restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the 2008 Equity Plan or the applicable award agreement.
Performance Shares. The 2008 Equity Plan also authorizes the compensation committee to grant performance shares, entitling the recipient to receive a prescribed number of shares of the company’s common stock, upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the 2008 Equity Plan. The 2008 Equity Plan is designed to permit the company to provide compensation in shares of stock that qualifies as performance-based compensation under Section 162(m) of the Code. Each performance share will have an initial value equal to the fair market value of the underlying shares of common stock on the grant date. The performance criteria set forth in the 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance shares and other types of awards include net earnings (either before or after interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items), net losses, sales or revenue, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of our common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
The compensation committee is authorized to express performance goals under the 2008 Equity Plan in terms of overall performance of the company or the performance of a division, business unit, or an individual (including management objectives). The compensation committee is authorized to adjust or modify the calculation of performance goals (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the company or the financial statements of the company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Performance goals may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, as determined by the compensation committee.
Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the 2008 Equity Plan, the maximum number of shares reserved for issuance under the 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.
In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an award upon the happening of such events.
Amendment and Termination of the 2008 Equity Plan. The 2008 Equity Plan does not have an expiration date. The company’s Board of Directors may, at any time, amend or discontinue the 2008 Equity Plan, and the compensation committee may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding option without the optionee’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval. Without further stockholder approval, no incentive stock option may be granted after July 15, 2018.

2008 Equity Plan Benefits
No awards have been granted or promised with respect to the proposed amendment to the named executive officers. Stock options and stock awards under the 2008 Equity Plan are made at the discretion of our compensation committee. Therefore, the benefits and amounts that will be received or allocated under the amended 2008 Equity Plan are not determinable at this time.
Awards Granted to Certain Individuals and Groups under the 2008 Equity Plan
The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options and restricted stock awards underlying shares of the company’s common stock that have been granted (even if not currently outstanding) under the 2008 Equity Plan since its approval by the stockholders in 2008 and through February 28, 2014.

Name and Principal Position	Number of shares subject to grant (#)
Thomas Carson President and Chief Executive Officer	823,000
Peter Halt Chief Financial Officer	202,775
Stephen Yu Former Executive Vice President & General Counsel	426,500
Pamela Sergeeff Executive Vice President and General Counsel	88,284
Each Nominee for Director (6 persons):
Thomas Carson	823,000
Alan L. Earhart	175,841
Andrew K. Ludwick	175,841
James E. Meyer	175,841
James P. O’Shaughnessy	175,841
Ruthann Quindlen	175,841
All current executive officers as a group (3 persons)	1,114,059
All current non-executive directors as a group (5 persons)	879,205
All current non-executive officer employees as a group (1,807 persons)	12,720,760
Each Associate of any Director, Executive Officer or Nominee	0
Each Other Current 5% Holder or Future 5% Recipient	0

Federal Income Tax Consequences
THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO U.S. TAXPAYERS OF THE ISSUANCE AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE 2008 EQUITY PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL MAY BE DIFFERENT. THE COMPANY’S ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS, THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.
Non-Statutory Options. The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of the company’s common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and subject to applicable tax law and the company’s tax reporting obligations, the company is entitled to a corresponding deduction) equal to the difference between the option’s exercise price and the fair market value of the shares on the date of exercise. In the case of an optionee who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We anticipate that the compensation deemed paid by the company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. The company may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the compensation committee; special tax rules may apply on such a transfer. Special federal income tax rules apply if the company’s common stock is used to pay all or part of the option price.
Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. An individual who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. We expect to be entitled to a business expense deduction equal to the appreciation payment for our taxable year in which the ordinary income is recognized by the individual, subject to applicable tax law and our tax reporting obligations. We anticipate that the compensation paid by us on the exercise of stock appreciation rights with exercise prices not less than the fair market value of our shares on the grant date will remain deductible by the company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of compensation paid to certain of our executive officers. If a recipient receives common stock upon the exercise of a stock appreciation right, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares.
Restricted Stock Grant. Generally, no income will be recognized by a recipient at the time of the grant of restricted stock, unless the recipient files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the date of grant. If the recipient files a Section 83(b) election, he or she will have taxable ordinary income on the date of receipt in the amount of the difference, if any, between the fair market value of the stock on the date of receipt and the purchase price for the stock. Otherwise, at the time the restricted stock vests, the recipient generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. Individuals subject to Section 16(b) of the Securities Exchange Act of 1934 who purchase restricted stock may be treated as vesting no earlier than six months after such purchase. The recipient’s tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the recipient recognizes the compensation income. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on grant or vesting, as applicable, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the restricted stock does not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Restricted Stock Units. No income will be recognized by a recipient at the time of the grant of a restricted stock unit. At the time the restricted stock units vest, the recipient will recognize compensation income in the amount of the fair market value of a share of the company’s common stock at the time of vesting. The tax holding period of shares of any stock received at the time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on vesting, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the restricted stock units do not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Performance Shares. No income will be recognized by a recipient at the time of the grant of performance shares. At the time the performance shares vest, the recipient will recognize compensation income in the amount of the fair market value of such shares at the time of vesting. The tax holding period of shares of stock received at time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the performance shares do not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Other Tax Consequences
State tax consequences may in some cases differ from those described above. Awards under the 2008 Equity Plan will in some instances be made to employees and service providers who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.
Required Vote and Board Recommendation
Approval of the amendment of the 2008 Equity Plan requires the affirmative vote of the holders of at least a majority of the company’s common stock who are voting on this proposal in person or by proxy and entitled to vote at the special meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO APPROVE THE AMENDMENT OF THE COMPANY’S 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2014. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of Ernst & Young, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young.
Ernst & Young, who performed our audit services for fiscal year 2013, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young performed all of its services in 2013 at customary rates and terms. The audit reports of Ernst & Young on the consolidated financial statements of the company and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
We expect that one or more representatives of Ernst & Young will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.
Principal Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for 2013 and 2012, and fees billed for other services rendered by Ernst & Young during 2013 and 2012.

Type of Fees	Fees for Fiscal 2013	Fees for Fiscal 2012
Audit Fees (1)	$1,863,154	$1,787,000
Audit-Related Fees(2)	$64,115	-
Tax Fees (3)	$152,467	$124,000
All Other Fees (4)	$5,817	$2,000
Total Fees	$2,085,553	$1,913,000
_____________________

(1)
Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young in connection with regulatory filings or engagements.

(2)	Audit-Related Fees for 2013 consist of fees paid for due diligence on potential acquisitions.

(3)	Tax Fees consist of fees for tax compliance and tax advice.

(4)
Other fees in 2013 consist of fees paid for training and the Ernst & Young online accounting research tool. Other fees in 2012 consist of fees paid for the Ernst & Young online accounting research tool.

All the fees described above were approved by our audit committee.

The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, for de minimus audit related services or permitted non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.
In making its recommendation to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2014, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2013 were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. A copy of our audit committee charter and the pre-approval policy is on file with the SEC and is available on our website at www.rovicorp.com.
The audit committee has determined the services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.
Required Vote and Board Recommendation
Stockholder ratification of our selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that the company solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We have adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
Our compensation committee, which is responsible for designing and administering the company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the company achieve strong corporate performance in the challenging macroeconomic environment over the past few years. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the company’s executive compensation, including the company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2013 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”
Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
The results of this advisory vote are not binding upon the company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Leadership Structure and Risk Oversight
Board Leadership Structure. We separate the roles of chief executive officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the chief executive officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the company and its stockholders. Mr. Ludwick, our Chairman of the Board of Directors, is “independent” and presides at all executive sessions of “non-management” directors.
Risk Oversight. The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The company’s compensation committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The company has a formal compliance program, which includes a risk management committee comprised of key operational, financial and legal personnel who regularly assess risks to the company. In addition to the company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the company. As a result, the Board of Directors (and its committees) periodically asks the company’s executives to discuss the most likely sources of material future risks and how the company is addressing any significant potential vulnerability.
Independence of Directors
As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the company, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors are: Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.
Mr. Carson, the company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the company.

Meetings of the Board and Committees
Board of Directors
Our Board of Directors held eight meetings and acted by unanimous written consent six times in 2013. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors that were held in 2013 and (ii) the total number of all meetings of the committees of our Board of Directors on which he or she served. As part of each regularly scheduled Board meeting, the independent members of our Board of Directors hold a separate meeting that non-independent directors and other members of management do not attend. Our Board of Directors has an audit committee, a compensation committee and a corporate governance and nominating committee.
Although we do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting, we encourage directors to attend. Last year, all of the members of our Board of Directors attended the annual meeting in person or by teleconference.
Audit Committee
The members of the audit committee are Alan L. Earhart, Andrew K. Ludwick and Ruthann Quindlen. Each member who served on the audit committee in 2013 meets the independence and other requirements to serve on our audit committee under SEC rules and the listing standards of NASDAQ. Mr. Earhart is the chair of the audit committee. Our Board of Directors has determined that Mr. Earhart is an “audit committee financial expert” as defined by the rules of the SEC and also meets NASDAQ’s professional experience requirements. The audit committee held five meetings and acted by unanimous written consent one time in 2013.
Our Board of Directors has adopted a charter governing the duties and responsibilities of the audit committee. A copy of the audit committee charter is available on our website at www.rovicorp.com. The principal function of the audit committee is to assist our Board of Directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors.
Compensation Committee
The members of the compensation committee are Andrew K. Ludwick, James P. O’Shaughnessy and James E. Meyer. Each member who served on the compensation committee in 2013 meets the independence and other requirements to serve on our compensation committee under SEC rules and the listing standards of NASDAQ. Mr. O’Shaughnessy is the chair of the compensation committee. The compensation committee met six times and acted by unanimous written consent nine times in 2013.
Our Board of Directors has adopted a charter governing the duties and responsibilities of the compensation committee. Our compensation committee charter is available on our website at www.rovicorp.com. The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the chief executive officer and review and recommend the annual compensation for the chief executive officer to the Board of Directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our chief executive officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our chief executive officer). All decisions regarding the compensation of our chief executive officer are reviewed by the compensation committee, which then recommends such compensation to the full Board of Directors for approval. The chief executive officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the Board of Directors, all of whom are “independent” under applicable rules of the SEC.
The compensation committee meets with our chief executive officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.
Role of Compensation Consultants
In light of the complexity surrounding recent and pending legislative and/or regulatory changes and associated impact to executive compensation structures in the industry, the compensation committee retained an independent consultant (separate from the consultant retained by management) to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices.
Compensation Committee Consultant. In connection with making its recommendations for executive compensation for the fiscal year 2013, the compensation committee engaged Towers Watson to act as its independent compensation consultant. Management did not engage a separate consultant for the fiscal year 2013. The compensation committee directed Towers Watson to provide its analysis of whether the company’s existing compensation strategy and practices were consistent with our compensation objectives and to advise the compensation committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Towers Watson provided the compensation committee with the following services:

•	reviewed and updated our peer group for use in benchmarking 2013 executive compensation;

•	provided benchmark data for the peer group and an analysis of the compensation of the company’s executive officers as compared to the peer group;

•	assisted the compensation committee with the design of pay programs consistent with the company’s business strategy and pay philosophy;

•	provided the compensation committee market intelligence related to new hire pay packages;

•	provided background information and data for 2013 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the Board’s 2013 compensation program.
The company paid the cost of Towers Watson’s services, which was $227,697.41 in 2013 in connection with determining and recommending the amount and form of executive compensation in 2013. In 2013, the compensation committee met regularly with Towers Watson, both with and without the chief executive officer and/or the executive vice president of human resources present depending upon the topic being discussed. Towers Watson took its direction from the compensation committee chairman and the company’s executive vice president of human resources and general counsel worked with Towers Watson to provide any information Towers Watson needed about the company in order to provide its services. Towers Watson was not engaged for any non-compensation related services.

Corporate Governance and Nominating Committee
The members of the corporate governance and nominating committee are Andrew K. Ludwick and James E. Meyer, each of whom meets the independence and other requirements to serve on our corporate governance and nominating committee under SEC rules and the listing standards of NASDAQ. Mr. Ludwick is the chair of the corporate governance and nominating committee. The corporate governance and nominating committee acted by unanimous written consent one time in 2013.
Our Board of Directors has adopted a charter governing the duties and responsibilities of the corporate governance and nominating committee. Our corporate governance and nominating committee charter is available on our website at www.rovicorp.com. The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our Board of Directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our Board of Directors, help identify, evaluate and recruit candidates to fill vacancies on our Board of Directors, identify the nominees for election to our Board of Directors at the annual meeting of stockholders and oversee the annual evaluation of members of and performance of our Board of Directors and Board committees.
Compensation Committee Interlocks and Insider Participation
James P. O’Shaughnessy served as a member of our compensation committee since May 2008. Andrew Ludwick has served as a member of our compensation committee since May 2010. James Meyer has served as a member of our compensation committee since May 2011. None of the members of the compensation committee during 2013 had any interlocking relationship as defined by the SEC.
Corporate Governance Materials
Code of Conduct. In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of such code of conduct and ethics was filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.rovicorp.com. If we make any substantive amendments to the code of conduct and ethics or grant any waiver, including an implicit waiver, from a provision of the code of conduct and ethics to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.rovicorp.com or in a current report on Form 8-K that will be publicly filed.
Corporate Governance Guidelines and Committee Charters. Our Corporate Governance Guidelines are designed to assist the Board of Directors in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines and the charters of each of our audit committee, compensation committee and corporate governance and nominating committee are available at our website at www.rovicorp.com.
Director Nomination Process
Director Qualifications
The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our Board of Directors. Each member of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the Board of Directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the Board to meet the definition of “independent director” under the listing standards of NASDAQ.
Diversity Consideration
While there is no formal policy with respect to diversity, the company believes that it is essential that members of the Board of Directors represent diverse viewpoints. The corporate governance and nominating seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the company at that time, given the then current mix of director attributes, and ensures that diversity considerations are discussed.
Identifying Nominees
The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the Board, senior level executives, individuals personally known to the members of the Board, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. In 2013, we did not pay any fees or expenses to any third party to assist in this process.
Stockholder Nominations
In identifying nominees for our Board of Directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the Board. If a stockholder wishes to nominate a candidate to serve on our Board, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us.
Communications with the Board
Stockholders may send communications to the Board of Directors or individual members of the Board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee reports to the Board of Directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the company, its subsidiaries and affiliates and ensuring the objectivity of the company’s financial statements. The Board of Directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s system of internal control and the overall quality of the company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young, the company’s independent registered public accounting firm for 2013. Management represented to the audit committee that the company’s audited consolidated balance sheets at December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee also discussed with Ernst & Young any relationships between the company and the independent registered public accounting firm that may impact Ernst & Young’s independence.
The audit committee reviewed the report of management contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2014.
Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board, and the Board approved, that the company’s audited consolidated balance sheets at December 31, 2013 and 2012, and consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013 be included in the company’s 2013 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2014.
Members of the Audit Committee
Alan L. Earhart (Chair)
Andrew K. Ludwick
Ruthann Quindlen
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of February 28, 2014, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Positions
Thomas Carson	54	President and Chief Executive Officer
Peter Halt	53	Chief Financial Officer
Pamela Sergeeff	41	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Thomas Carson, please see above in “Proposal 1: Election of Directors – Nominees for Director.”
Peter Halt. Mr. Halt has served as our Chief Financial Officer since May 2012. Mr. Halt previously was Senior Vice President and Chief Accounting Officer since May 2008 when the acquisition of Gemstar-TV Guide International was completed. From March 2004 to May 2008, Mr. Halt served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar. Previously, Mr. Halt served in various capacities at Sony Pictures Entertainment, including serving as Chief Financial Officer of Sony Pictures Digital Entertainment from November 2000 to November 2003 and Corporate Controller of Sony Pictures Entertainment from July 1997 to November 2000. Mr. Halt holds a B.S. in Business from the University of Southern California.
Pamela Sergeeff. Ms. Sergeeff has served as our Executive Vice President, General Counsel and Corporate Secretary since December 2013. Ms. Sergeeff joined the company (then Macrovision Corporation) in 2003. She served as the company’s Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as the company’s Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law. Ms. Sergeeff is a member of the California State bar.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how much of our common stock was beneficially owned as of February 28, 2014 by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.
The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of February 28, 2014. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 96,512,042 shares outstanding on February 28, 2014. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
Blackrock, Inc. (1)	9,018,610	0	9,018,610	9.34%
Invesco Ltd. (2)	7,035,171	0	7,035,171	7.29%
JPMorgan Chase & Co.(3)	5,777,497	0	5,777,497	5.99%
The Vanguard Group (4)	5,707,705	0	5,707,705	5.91%
FMR LLC(5)	5,647,093	0	5,647,093	5.85%
Clifton Park Capital Management, LLC (6)	5,415,855	0	5,415,855	5.61%
Thomas Carson (7)	499,365	293,027	792,392	*%
Peter Halt (8)	195,749	34,375	230,124	*%
Stephen Yu (9)	19,592	162,297	181,889	*%
Pamela Sergeeff (10)	49,996	0	49,996	*%
James P. O’Shaughnessy (11)	20,841	83,000	103,841	*%
Alan L. Earhart (12)	25,841	70,000	95,841	*%
Andrew K. Ludwick (13)	25,841	45,000	70,841	*%
James E. Meyer (14)	25,841	45,000	70,841	*%
Ruthann Quindlen (15)	18,791	15,000	33,791	*%
All executive officers and directors as a group (9 persons)	881,857	747,699	1,629,556	1.68%
_____________________
* Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on February 10, 2014. Blackrock, Inc. has sole voting power with respect to 7,642,624 shares and sole dispositive power with respect to all of the shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Invesco Ltd. in an amended Schedule 13G filed with the SEC on February 11, 2014. Invesco Ltd. and its affiliates have sole dispositive power with respect to 7,035,171 shares and sole voting power with respect to 7,035,171 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(3)
Based solely on, and in reliance upon, and without independent investigation of, information provided by JPMorgan Chase & Co. in a Schedule 13G filed with the SEC on January 30, 2014. JPMorgan Chase & Co. has sole voting power with respect to 5,638,548 shares, sole dispositive power with respect to 5,771,496 shares and shared dispositive power with respect to 6,001 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(4)
Based solely on, and in reliance upon, and without independent investigation of, information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group has sole voting power with respect to 62,772 shares, sole dispositive power with respect to 5,652,117 shares and shared dispositive power with respect to 55,588 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Fidelity Management & Research Company (“Fidelity”) in a Schedule 13G filed with the SEC on February 14, 2014. Fidelity Management & Research Company has sole voting power with respect to 1,902,600 shares and sole dispositive power with respect to all of the shares. Fidelity a wholly owned subsidiary of FMR LLC is the beneficial owner of 1,902,600 shares. Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 1,902,600 shares owned by the funds. Fidelity SelectCo, LLC ("SelectCo"), a wholly-owned subsidiary of FMR LLC is the beneficial owner of 675,000 shares and Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 675,000 owned by the

SelectCo. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 45,500 shares and Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 45,500 shares and sole power to vote or to direct the voting of 45,500 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 3,023,993 shares and Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 3,023,993 shares and sole power to vote or to direct the voting of 3,023,993 shares owned by the institutional accounts managed by PGATC. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. The address for each of PGALLC and PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(6)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Clifton Park Capital Management, LLC in a Schedule 13G filed with the SEC on February 13, 2014. Clifton Park Capital Management, LLC does not have sole dispositive power or sole voting power with respect to any of the shares. Clifton Park Capital Management, LLC has shared dispositive power with respect to 7,017,911 shares and shared voting power with respect to all of the shares. The address of Clifton Park Capital Management, LLC is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645.

(7)
Shares beneficially owned include 482,500 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2011. The restrictions lapse as follows: 125,775 shares release in 2014, 65,000 shares release in 2015, 56,250 shares release in 2016, and 31,250 shares release in 2017. 229,225 shares of restricted stock awards are subject to performance based vesting over a period of up to three years from 2015 to 2017.

(8)
Shares beneficially owned include 172,625 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2010. The restrictions lapse as follows: 46,338 shares release in 2014, 29,750 shares release in 2015, 27,500 shares release in 2016 and 18,375 shares release in 2017. 50,663 shares of restricted stock awards are subject to performance based vesting over a period of up to three years from 2015 to 2017.

(9)
Mr. Yu left the company in December 2013. The information set forth above is the most recent information that the company was able to obtain with respect to Mr. Yu’s continuing stock ownership as of his date of resignation effective December 6, 2013. This information may have changed between that date and February 28, 2014.

(10)
Shares beneficially owned include 31,103 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2010. The restrictions lapse as follow: 16,040 shares release in 2014, 7,906 shares release in 2015, 4,656 shares release in 2016 and 2,500 shares release in 2017.

(11)
Shares beneficially owned include 9,628 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2014.

(12)
Shares beneficially owned include 9,628 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2014.

(13)
Shares beneficially owned include 9,628 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2014.

(14)
Shares beneficially owned include 9,628 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2014.

(15)
Shares beneficially owned include 9,628 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2014.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the company’s equity compensation plans in effect as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders	8,489,038	$31.86 (1)	9,633,875
Equity compensation plans not approved by security holders	24,890 (2)	$46.13	0
Total	8,513,928	$31.94	9,633,875

(1)
This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

(2)
This reflects shares issued under the Sonic Solutions 2010 Inducement Equity Compensation Plan that was assumed by the company in connection with the acquisition of Sonic Solutions in February 2011. No further shares will be issued under this plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.

To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2013: Thomas Carson, President and Chief Executive Officer; Peter Halt, Chief Financial Officer; Pamela Sergeeff, Executive Vice President, General Counsel and Corporate Secretary; and Stephen Yu, former Executive Vice President, General Counsel and Corporate Secretary.
Executive Summary
Business Overview and 2013 Highlights
Rovi Corporation is focused on powering the discovery and enjoyment of digital entertainment by providing a broad set of integrated solutions that are embedded in our customers’ products and services and used by end consumers to simplify and guide their interaction with digital entertainment.  To achieve our corporate mission, we rely on our employees.  We encourage teamwork and collaboration among our employees and we demand accountability and strong results.  Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance, internal pay equity, comparability of compensation as compared to peer group companies, and retention value.
2013 was a year of significant achievement for our company as we:

•
Refocused the company around its core guidance and discovery business, including the completed sales of the Rovi Entertainment Store and Consumer Website business and the decisions to sell our DivX and MainConcept businesses;

•	Implemented further cost reductions during the year, which as a result of increasing revenues while decreasing costs, led to increased operating income margin from 38% to 41%;

•	Entered into significant new IP licensing agreements, including agreements with Google and Samsung;

•	Entered into significant new product agreements, including a multi-year product agreement with America Movil; and

•	Continued to expand our data coverage internationally (metadata is now provided in 55 countries) and entered into significant data licensing agreements across multiple countries.

We believe that to attract, motivate, and retain employees with the unique skills and abilities necessary to succeed throughout our organization, as well as to lead our company, we need high performing and insightful executives with proven business, practical, and technical expertise. Accordingly, we have focused on developing competitive and appropriate compensation programs at every level of our company, which has contributed to a successful year.
Commitment to Responsible Executive Compensation Philosophy and Practices
The compensation committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to take on excessive risks in our business. Below we summarize what we do and what we don’t do in our executive compensation practices. These highlight both the responsible practices we have implemented and the practices we have not implemented in order to best serve our stockholders’ long-term interests.
What We Do

✓	Pay for performance (page 33)
✓	Grant performance-based restricted stock awards to all of our named executive officers (page 43)
✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (page 38)
✓	Maintain stock ownership guidelines for our named executive officers and directors (page 48)
✓	Limit payments and benefits following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 49)
✓	Engage with stockholders to solicit feedback on their views of our compensation practices and consider potential changes based on this input (page 30)
✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page 51)
What We Don’t Do

×	We don’t guarantee salary increases (page 40)
×	We don’t provide excise tax gross-ups upon change in control of the company (page 49)
×	We prohibit hedging and other forms of speculative transactions by executive officers, members of management and directors (page 49)
×
We don’t reprice underwater stock options without stockholder approval. Despite the fact that our executives hold stock options which are underwater, we have not repriced stock options since our option exchange program over ten years ago (page 10)

Stockholder Advisory Vote on Executive Compensation
At our 2013 Annual Meeting of Stockholders, our advisory vote on executive compensation passed by approximately 53.2% of votes cast for the proposal (including abstentions). In light of the 2013 vote outcome, our compensation committee directed our senior management team to increase its efforts to gather feedback from our major stockholders regarding our executive compensation programs. Our goal in soliciting feedback was to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in the 2013 advisory vote on executive compensation, and (3) discuss our stockholders’ views on potential changes to our compensation programs that would completely or meaningfully address concerns they had. Our outreach efforts included the following:

•	comprehensive discussions with institutional stockholders;

•	examination of reports and analyses issued by proxy advisory services;

•	review of written correspondence submitted by institutional stockholders to our Board or our compensation committee;

•	analysis of compensation practices at peer companies;

•	review of emerging compensation “best practices” in the U.S., with a focus toward companies of similar size; and

•	solicitation of advice from the compensation committee’s independent compensation consultant.

As part of its ongoing evaluation of all elements of our executive compensation program, the compensation committee carefully considered the extensive feedback and in response to this stockholder feedback the compensation committee took the actions described below.

Primary Stockholder Concern or Request		Committee Response
Pay for Performance: Enhance link between pay and performance in the design of our compensation programs	•
In 2013, we further shifted the mix of long-term incentive awards to be more weighted towards performance shares for our named executive officers. Specifically, approximately 53% of the total equity awards granted to our chief executive officer in 2013 consisted of Performance Shares, as compared to 27% in 2012.

•
The compensation of our chief executive officer was directly aligned with company performance in 2013. Our chief executive officer’s bonus compensation is targeted to be based 100% on the achievement of the corporate objectives, and 88% of our chief executive officer’s bonus for 2013 ($440,000) was strictly based on that corporate performance. The balance of the bonus approved by our compensation committee ($60,000) was based on the committee’s assessment of our chief executive officer’s role and performance in guiding the company through the 2013 achievements discussed above.

Performance Shares: Enhance disclosure about goals associated and process by which shares may vest	•
As described in greater detail below under “Long-Term Incentive Compensation,” we added in this Compensation Discussion and Analysis a detailed description of the 2013 Performance Shares, including the process and amount by which shares may vest based on the level of achievement of performance goals.

•
We do not disclose our goals at the beginning of our performance period for the Performance Shares because we believe that doing so would result in competitive harm for our company and our stockholders. In this Compensation Discussion and Analysis, we disclose the 2013 goals (including the threshold and maximum goals) and the corresponding vesting terms of the Performance Shares. We will continue to disclose the goals in future years following the applicable performance period so that our stockholders have good visibility into the rigor of our goal-setting process and our goals.

•
We carefully set the performance goals for the Performance Shares to be rigorous and ultimately serve to align management and our stockholders’ interests. Based on our 2013 performance, and our achievement of 92.9% of our adjusted pro forma operating income target, 79% of our annual target vesting amount for 2012 Performance Shares vested, and 69% of our annual target vesting amount for 2013 Performance Shares vested (along with an additional 20% due to management objective achievement). In February 2014, the compensation committee took a further step in aligning management and stockholder interests, approving the amendment of the 2013 Performance-Based Vesting Shares to measure all vesting entirely on Company performance and to eliminate the concept of vesting of up to 20% of the 2013 Performance-Based Vesting Shares based on the achievement of subjective annual management objectives established by the compensation committee.

Primary Stockholder Concern or Request		Committee Response
The following chart illustrates these results:
Performance Shares: Use of a single performance goal may be problematic	•
In 2013, we changed the structure of our Performance Shares so shares would not vest based on a single performance goal. The 2013 Performance Shares vest based on an operating profit metric and management objectives established by the compensation committee that are intended to create or add longer term value for our stockholders. In February 2014 the compensation committee eliminated compensation based on management objectives. Vesting now will be predicated entirely on company performance in part on adjusted pro forma revenue and in part on adjusted pro forma operating profit metrics, with an additional potential vesting adjustment based on total shareholder return (“TSR”) relative to peers over a three-year period. The compensation committee continues to monitor closely the alignment of management and stockholder interests resulting from the design of its Performance Share vesting methodologies.

Performance Shares: Vest Annually and thus are not Long-Term Incentives	•
The compensation committee believes, based on the advice of its compensation consultant and the experience of its members, that one-year performance periods are common for companies whose markets and/or business are in transition in order to accommodate flexibility of shifting metrics as business priorities change. Thus, for the 2013 Performance Share awards, we retained an annual performance period for vesting calculations. However, the compensation committee continues to take account of stockholder feedback in this regard, and for the 2014 Performance Share awards, the committee moved the vesting to a three-year cliff, with vesting amounts determined based on the metrics outlined above over that three-year period, and with up to a 10% increase or decrease in vesting based on the company’s three-year TSR performance relative to the S&P North American Technology index. Specifically, at the end of the three-year period, the company will apply the average vesting factor for the three-year period to the total grant amount to determine the total amount eligible to vest based on achievement of the performance metrics. The company will then apply a modifier to the total amount eligible to vest based upon TSR over the same three-year period of the company relative to the index to determine the actual amount of Performance Shares to be vested. The modifier will be plus 10% for high company achievement relative to

Primary Stockholder Concern or Request		Committee Response

the index (top 25 percent of the applicable peer group), minus 10% for low company achievement (bottom 25 percent of the applicable peer group) relative to the index, or zero (no adjustment) for achievement between the top 25 percent and bottom 25 percent of the applicable peer group relative to the index. Vesting of the Performance Shares for the named executive officers, if any, is solely based on the above APF Revenue, APF Operating Profit and TSR metrics; no vesting will be based on the achievement of individual management objectives. Further, the vesting of the Performance Shares is conditioned upon the grantee remaining employed with the company through the vesting date.

Equity Grants: Our equity grants are predominantly time-based	•
We shifted the mix of our equity awards to be more weighted towards performance-based awards rather than time-based awards. For 2013, approximately 53% of the equity grants to our chief executive officer and on average approximately 48% of the equity grants to our named executive officers consist of Performance Shares, based on target performance. Additionally, in February 2014, we reinstituted stock options as part of our equity award mix. Stock options have an exercise price equal to (and not less than) the fair market value of our common stock on the date of grant, and generally vest over a four-year period. We agree with most investors that such awards are performance-based because options provide a return only if the award recipient remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests and continues to remain above the strike price during the term when those options may be exercised.

Bonus structure: Our annual bonus plan does not include relative performance metrics	•
Metrics involving relative performance compared against peers or industry groups are not typical in annual bonus plans. Currently, no other company in our peer group includes relative metrics in its annual bonus plan. However, the compensation committee continues to take account of stockholder feedback in this regard, and for the 2014 Performance Share awards, we have implemented a vesting adjustment mechanism based on the company’s three-year TSR performance relative to the S&P North American Technology index.

We do not maintain a clawback policy	•	We intend to adopt a compensation recovery policy when the SEC issues rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement.
Commitment to Pay for Performance
Our 2013 executive compensation program is weighted towards at risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. A significant portion of the named executive officers’ compensation is at risk and dependent upon our company’s performance and/or an increase in the market price of our company’s common stock.
Specifically, bonuses under our annual incentive plan for our senior executives (including the named executive officers) are contingent on the achievement of two key corporate performance goals and, with respect to our named executive officers other than our chief executive officer, individual performance. Additionally, a significant portion of the equity awards granted to our named executive officers consists of performance-based restricted stock that vests only if certain pre-determined corporate goals and management objectives are met. The actual economic value of all of the equity grants to our named executive officers depends on the performance of our stock price over the period during which the awards vest.

Chief Executive Officer Compensation
The chart below shows the value of compensation realizable by our chief executive officer, primarily as a result of performance-based vesting and share price movements. The committee’s goal is to align our chief executive officer’s compensation with stockholder returns as well as the financial goals that we believe lead to long-term stockholder value.
Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, grant date fair value (the value used in Summary Compensation Table disclosure) estimates the expected value of compensation on the day it was granted. We believe showing realizable pay compared to grant date fair value helps investors understand the sensitivity of our plan to actual financial and market performance.
Mr. Carson began his role as our chief executive officer in the final month of 2011. He received his first equity grant in 2012 reflecting a multi-year hire-on grant typical of the industry. Due to stock price declines and non-receipt of performance shares, Mr. Carson’s 2012 realizable compensation is lower than the grant date value by approximately 57%. The realizable pay differs from grant date fair value or “pay granted” for the following reasons:

•	Reduced restricted stock value due to stock price declines

•	Lost performance share value due to stock price decline and below threshold financial performance

•	No in-the-money realizable value for options as all options were had exercise prices greater than the value of our stock at the end of 2012

During 2013, while the total shareholder return increased by 28%, Mr. Carson’s 2013 realizable pay exceeded the grant date fair value by only approximately 3%. The Committee believes the existing strong sensitivity of pay-to-performance reinforces the alignment between stockholders and management.
Chief Executive Officer Reported Pay(1) vs. Realizable Pay(2)

(1)    Reported pay is defined as total compensation as reported in the 2013 Summary Compensation Table.

(2)
Realizable pay per year-end represents actual base salary and actual bonus paid out; LTI is valued at year-end stock price each year, covering in-the-money value of stock options granted per year, number of restricted shares granted per year, and number of performance shares earned (if known) or at target (for remaining balance of shares still in current performance periods).

(3)
Mr. Carson was appointed chief executive officer in December 2011 and the amounts shown for 2011 reflect his service as executive vice president of worldwide sales and marketing for the portion of the year prior to such appointment and as chief executive officer after such appointment.

Compensation Philosophy:  Our Objectives, Elements and Considerations
Our executive compensation programs are designed to:

•	attract and retain talented and experienced executives by offering market competitive compensation programs;

•	motivate key executives to achieve strategic business initiatives and to reward them for their achievements;

•	support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and

•	align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.
To achieve these objectives, our executive compensation package provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits and severance benefits.  In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements with appropriate attention to both absolute and relative levels of compensation and the mix in achieving proper parity:

•	compensation practices and levels among our peer companies as further described below under “Compensation Positioning Against Peer Data”;

•
historical and anticipated corporate and individual performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;

•	budget constraints for salary, bonus and equity adjustments;

•	historical compensation levels;

•
internal pay equity of the compensation paid to one executive officer as compared with another – that is, the compensation paid to each executive should reflect the contribution of his or her role to the company as compared with the roles of the other executives, as we believe this approach fosters retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility;

•	tax (including Section 409A and Section 162(m) of the Code) and accounting considerations;

•	broader economic conditions, to ensure that our pay strategies are effective, yet responsible;

•	the potential dilutive effect of our equity compensation practices on our stockholders;

•	the experiences and individual knowledge of the members of our Board regarding compensation programs generally and those at other companies;

•	the recommendations of our executive officers, and our compensation committee’s independent compensation consultant; and

•
individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Role of Our Compensation Committee
Our compensation committee evaluates and approves the annual compensation changes for our named executive officers other than our chief executive officer. Our compensation committee also evaluates and recommends for approval by the independent members of the Board the annual compensation changes for our chief executive officer, as well as the performance goals for our compensation programs. References below to approvals by our Board are intended to refer to approvals by the independent members of the Board. In February of each year, our compensation committee solicits and considers our chief executive officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year.  In addition, our chairman of the Board solicits from other Board members their evaluations of the performance of the chief executive officer for the prior year and discusses his assessment of our chief executive officer’s performance with the other members of the compensation committee.
As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the compensation committee’s independent compensation consultant.
Role of Management in Setting Compensation
The company’s human resources, finance, and legal departments work with our chief executive officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions.  No executive officer was present or participated directly in the compensation committee or the Board’s final determinations regarding the amount of any component of his own 2013 compensation package.
However, given his responsibilities for managing the performance of our executive officers, our chief executive officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers, as described in greater detail below under “Short-Term Incentive Compensation”.  The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources department), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels, and the need for any special bonuses in a given year.  In the case of the chief executive officer, the compensation committee and the Board meet outside the presence of our chief executive officer and assess his performance.
Role of our Independent Compensation Consultant
Beginning in June 2012, Towers Watson provided analysis and consulting services to the compensation committee and the compensation committee continued to retain Towers Watson as its independent compensation consultant for the fiscal year 2013. In late 2012 and throughout 2013, the compensation committee met regularly with Towers Watson, both with and without management present, depending upon the topic being discussed.  The company’s executive vice president of human resources worked with Towers Watson to provide any information Towers Watson needed about the company in order to provide its services; however, the compensation committee retained the sole authority to direct, terminate or continue Towers Watson’s services.  The company paid the cost of Towers Watson’s services, which was $227,697.41 in 2013 in connection with determining and recommending the amount and form of executive compensation in 2013.
The compensation committee has analyzed whether the work of Towers Watson as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the company by Towers Watson; (ii) the amount of fees from the company paid to Towers Watson as a percentage of the firm’s total revenue; (iii) Towers Watson’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Towers Watson or the individual compensation advisors employed by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of the company owned by Towers Watson or the individual compensation advisors employed by the firm. The compensation committee has determined, based on its analysis of the above factors, that the work of Towers Watson and the individual compensation advisors employed by Towers Watson as compensation consultants to the company has not created any conflict of interest.
Peer Group Determination
As noted above, the compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year.  This “benchmarking” helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure.
Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review. For the 2013 compensation decisions, management worked with Towers Watson to make recommendations to update the 2013 peer group of companies to remove certain companies based on acquisitions or cessation of public reporting status, or on perceived lack of comparability, and to add certain companies based on perceived comparability.  Based on this analysis, our compensation committee determined that our 2013 peer group of companies should consist of the 19 companies listed below. The companies in our peer group are companies (i) that may compete with our product offerings or with whom we believe we compete with in the market for executive talent and (ii) with a revenue range of approximately $400 million to $1.6 billion, reflecting a range of approximately 0.5x to 2x of our then-projected revenue of $810 million.
The compensation committee approved the proposed list of the following 19 peer group companies for 2013:

Akamai Technologies, Inc.	FactSet Research Systems Inc.	OpenText Corporation	TiVo Inc.
Cadence Design Systems Inc.	Harmonic Inc.	PTC Inc.	ValueClick, Inc.
Commvault Systems, Inc.	Informatica Corporation	Progress Software Corp.	WebMD Health Corp.
Dolby Laboratories, Inc.	Monster Worldwide, Inc.	Red Hat, Inc.
Dreamworks Animation Skg Inc.	Nuance Communications, Inc.	TIBCO Software, Inc.
Towers Watson then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and, in order to provide a broader reference point, from the 2012 Radford Benchmark Executive Survey. The 2012 Radford Benchmark Executive Survey provided select data cuts used in our benchmarking, including both a custom peer group cut consisting of 14 out of the 18 peers listed above, and a broader technology industry revenue cut of approximately 83 companies with revenues between $500 million and $1 billion. Towers Watson weighted the compensation data from the peer company public filings and the Radford survey equally to construct the 2013 peer data referred to in this Compensation Discussion and Analysis and used by the compensation committee in making compensation decisions for 2013.
Compensation Positioning Against Peer Data
As a general guideline, our compensation committee targets base salaries at approximately the 50th percentile and total direct compensation between the 50th and 75th percentiles. Our compensation committee believes that targeting compensation at these levels is necessary to achieve the objectives of our executive compensation program – both attracting and retaining top talent as well as linking more of their compensation toward long term gains in the value of our stock and, to a slightly lesser extent, on our short-term annual corporate performance goals. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached.
Our compensation committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. However, the compensation committee has not adopted any formal guidelines on this allocation and the compensation committee maintains discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as individual performance, an executive’s level of experience and responsibilities, the comparability or lack thereof in roles and responsibilities when compared with peer companies, internal pay equity, and our compensation budget.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2013
As described above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” our 2013 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation.  The compensation committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with our company’s philosophy as a whole. In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regards to stock options versus restricted stock grants.  We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package to meet our compensation goals based on the facts and circumstances known at that time. The following charts illustrate, for 2013, the mix of key pay elements for our executives. As shown, for 2013, approximately 9% of the Mr. Carson’s target total compensation was fixed in the form of base salary, approximately 38% was comprised of restricted stock grants with time-based vesting, and approximately

53% was at risk in the form of target annual cash incentive and Performance Shares, based on target performance. For our other current named executive officers, an average of approximately 19% of the 2013 target total compensation was fixed in the form of base salary, approximately 42% was comprised of restricted stock grants with time-based vesting, and approximately 39% was at risk in the form of the target annual cash incentive and Performance Shares, based on target performance.

Base Salary
We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and performance-based equity-based compensation.  Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our named executive officers.  The compensation committee generally targets base salary levels at the 50th percentile of our peer group companies as it believes this positioning provides adequate retention incentive.

Our compensation committee generally reviews base salaries in the first quarter of every year.  In February 2013, our compensation committee recommended for approval, and the Board approved the base salaries for each of the named executive officers as set forth in the table below.  In making these decisions, the compensation committee considered the positioning of the individual’s salary as compared to the peer data, as well as the individual’s historical salary levels and anticipated role and responsibilities for the coming year.  In making these decisions, the compensation committee considered our then-current budget for employee salary adjustments, the peer group positioning of the salary level, and the anticipated role and responsibilities for the coming year.

Executive Officer	2013 Base Salary	% Change from 2012	Market Position (1)
Thomas Carson	$550,000	0%	<50th
Peter Halt	$386,250	3% (2)	<50th
Pamela Sergeeff	$288,063	N/A (3)	<50th
Stephen Yu	$378,560	4%	50th – 75th
_____________________

(1)	References to market position in this table are to the Towers Watson peer data percentile for base salary provided to the compensation committee.

(2)	Mr. Halt’s base salary increase is based on Mr. Halt’s 2012 base salary of $375,000 which was effective upon his promotion to Chief Financial Officer in May 2012.

(3)	Ms. Sergeeff did not serve as Executive Vice President, General Counsel and Corporate Secretary in 2012 such that the percentage change from 2012 is not applicable.
The Board increased Mr. Halt’s base salary in order to better align his base salary with the 50th percentile of the peer company data and increased Mr. Yu’s base salary in recognition of Mr. Yu’s individual performance in 2012. Mr. Carson’s base salary was not increased from the amount set forth in his December 2011 offer letter upon his promotion to chief executive officer.
Short-Term Incentive Compensation
We have structured our annual target total cash compensation program to reward the achievements of our executive officers and their contributions to our financial performance.  Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals. Each of our named executive officers has the opportunity to earn an annual bonus under our incentive plan based on our corporate performance and, for all of our named executive officers other than our chief executive officer, their individual performance during the year. Our annual incentive plan is designed to promote strong linkages between our executives’ contributions and our company performance, support the achievement of our business objectives and promote retention of our executives.
Target Bonuses.  In February 2013, Mr. Carson recommended to our compensation committee no change in the target bonus levels for our named executive officers for the prior year as set forth in the table below.  Mr. Carson’s decisions were principally based on the positioning of the target bonus opportunities as compared to the peer data.  The compensation committee reviewed his recommendations, taking into account the peer data.  The compensation committee determined that the target bonus levels of all of the named executive officers should remain unchanged from those in effect in 2012 because these targets were generally consistent with historical practices. Rovi’s market positioning for total cash compensation is in line with its compensation philosophy for seasoned executives such as Mr. Yu. Recently promoted executives, such as Mr. Carson and Mr. Halt, are currently below median compared to peers, and below Rovi’s compensation philosophy targets, but assuming warranted by their performance are expected to eventually reach Rovi’s philosophy of market competitive-levels as their tenure in their respective roles increases.

Executive Officer	2013 Target Bonus	% Change from 2012	Market Position (1)
Thomas Carson	100%	0%	<50th
Peter Halt	60%	0%	<50th
Pamela Sergeeff	50%	N/A(2)	<50th
Stephen Yu	60%	0%	60th – 75th
_____________________
(1)    References to market position in this table are to the Towers Watson peer data percentile for target total cash compensation (consisting of base salary and target bonus) provided to the compensation committee.
(2)     Ms. Sergeeff did not serve as Executive Vice President, General Counsel and Corporate Secretary in 2012 such that the percentage change from 2012 is not applicable.
2013 Senior Executive Company Incentive Plan.  In February 2013, the compensation committee approved the terms of our 2013 Executive Incentive Plan.  Under the 2013 Executive Incentive Plan, the named executive officers would be eligible to earn their annual variable cash bonus based on the company’s achievement of worldwide adjusted pro forma revenue (“APF Revenue”) and worldwide adjusted pro forma operating profit (“APF Operating Profit”) targets, as well as individual performance, with the weighting as set forth in the following table.  These weightings reflect the compensation committee’s determination of the anticipated and intended contribution of each then-current officer’s achievement against the related goals. The company set the 2013 bonus targets and weighting for the named executive officers listed below at the same level as in effect at the end of 2012.

Weighting Among Goals
Executive Officer	Corporate Performance	Individual Performance
Thomas Carson	100%	0%
Peter Halt	75%	25%
Pamela Sergeeff	75 (1)	25 (1)
Stephen Yu	75%	25%
_____________________
(1)    Prior to Ms. Sergeeff’s promotion to Executive Vice President, General Counsel and Corporate Secretary in December 2013, her weighting among goals was 70% Corporate Performance and 30% Individual Performance.
Corporate performance was calculated using a corporate performance factor matrix measuring both APF Revenue and APF Operating Profit to determine the “corporate performance factor.” The portion of the annual variable cash bonus that could be earned based on corporate performance was calculated as the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, and (iv) the corporate performance factor determined by the corporate performance factor matrix.
The APF Revenue target for the matrix at 100% achievement was $637.6 million.   The APF Operating Profit target for the matrix at 100% achievement was $267.3 million. APF Operating Profit is measured as GAAP operating income from continuing operations, adding back non-cash items such as equity-based compensation and amortization of intangibles, as well as items which impact comparability that are required to be recorded under GAAP, but that the company believes are not indicative of its core operating results such as transaction, transition and integration costs and restructuring and asset impairment charges. While depreciation expense is a non-cash item, it is included in APF Operating Profit as a reasonable proxy for capital expenditures. The APF Revenue target and APF Operating Profit target for 2013, as well as the achievement of those targets discussed herein, included DivX operating results for the full year as it was part of ongoing operations until the decision was made to move it into discontinued operations in the fourth quarter of 2013. The targets and achievement thereof also included the company’s Consumer Web business for the first quarter, as the decision was made to move it into discontinued operations in the second quarter of 2013 at which point the targets and achievement calculations were adjusted accordingly.

The corporate performance factor matrix is set forth below, and uses straight-line interpolation for results between the stated percentages.  There is no threshold level of performance.  Maximum achievement is capped at 2.0 (or 200% of the target opportunity allocated to corporate performance).
Corporate Performance Factor Matrix

Adjusted Pro Forma Revenue as a % of Goal	120%	.70	1.00	1.20	1.50	1.75	2.00
	115%	.70	1.00	1.18	1.44	1.68	1.94
	110%	.70	1.00	1.16	1.38	1.61	1.88
	105%	.70	1.00	1.14	1.32	1.54	1.82
	100%	.65	1.00	1.12	1.26	1.47	1.76
	85%	.50	0.90	1.10	1.20	1.40	1.70
		85%	100%	110%	120%	130%	140%

				Adjusted Pro Forma Operating Profit as a % of Goal
Individual performance is calculated as a number, between 0 and 300%, with 100% as target performance, and that number is called the individual performance factor.  The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, and (iv) the individual performance factor. The compensation committee approved each eligible executive’s individual performance factor on a subjective basis, without reference to pre-established goals, taking into account Mr. Carson’s evaluations of each officer’s performance.  The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to the overall company performance.
In addition to the target incentive for Mr. Carson set forth above, under the 2013 Executive Incentive Plan, the compensation committee retained the discretion to award Mr. Carson an additional annual variable cash bonus in an amount up to two hundred percent (200%) of his base salary.  The compensation committee believes this structure for rewarding his individual performance is important to retain flexibility to reward his contributions to the overall company performance.
2013 Corporate Performance.  Our performance in 2013 against our revenue and operating profit goals was $612.3 million in APF Revenue, or 96.0% of the target goal, and $248.2 million in APF Operating Profit, or 92.9% of the target goal, resulting in a factor on the corporate performance factor matrix of 0.80 (that is, 80% of the portion of the target opportunity allocated to corporate performance).
2013 Individual Performance. Mr. Carson’s annual variable cash bonus does not include a percentage related to an individual performance factor. In February 2014, our compensation committee evaluated Mr. Halt and Ms. Sergeeff to determine the individual performance factors as follows.

•
Peter Halt: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 100% based on management of our timely financial reporting and efficient audit processes and procedures, execution of our initiatives to reduce financial operating costs and increase financial operating efficiency and support in reorganizing the company structure to drive further alignment, accountability and efficiency.

•
Pamela Sergeeff: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 100% based on leadership and management of the worldwide legal initiatives and support of business development strategies.

•	Stephen Yu: Mr. Yu was not evaluated as he left the company in December 2013.

2013 Discretionary Component. In February 2014, our compensation committee considered the company’s achievements during 2013, and as a result decided in its discretion to recommend to the Board to award a bonus to Mr. Carson, which the independent members of the full Board approved. In reaching its decision, the committee noted that 88% of Mr. Carson’s bonus award ($440,000) was based strictly on the corporate performance formula described above. The 12% balance of the bonus recommended by our compensation committee ($60,000) and approved by independent members of the full Board in its discretion was based on the assessment of our chief executive officer’s role and performance in guiding the company through the 2013 achievements discussed above under “Executive Summary – Business Overview and 2013 Highlights.”
After determining the individual performance factor and discretionary component for each named executive officer, the compensation committee approved total annual variable cash bonuses as follows:

Executive Officer	Corporate Performance Factor Payout ($)	Individual Performance Factor Payout ($)	Discretionary Component ($)	Total 2013 Annual Variable Cash Bonus ($)
Thomas Carson	440,000	N/A	60,000	500,000
Peter Halt	139,050	57,938	0	196,988
Pamela Sergeeff(1)	66,560	34,837	0	101,397
Stephen Yu	0	0	0	0
(1)    Ms. Sergeeff was a participant in the 2013 Executive Incentive Plan following her promotion to Executive Vice President, General Counsel and Corporate Secretary in December 2013. Prior to December 2013, she was a participant in the company incentive plan applicable to non-executive employees. The amounts above reflect the levels of achievement under the 2013 Executive Incentive Plan described above for the portion of the year in which she served as Executive Vice President, General Counsel and Corporate Secretary and the levels of achievement under the company incentive plan applicable to non-executive employees for the portion of the year before she was promoted to Executive Vice President, General Counsel and Corporate Secretary.
The total annual variable cash bonuses awarded for 2013 compared to the target amounts as follows:

Executive Officer	2013 Target Bonus (%)	2013 Target Bonus ($)	2013 Actual Bonus Paid ($)	2013 Actual Bonus as % of Target
Thomas Carson	100	550,000	500,000	90.9%
Peter Halt	60	231,750	196,988	85.0%
Pamela Sergeeff(1)	50	118,038	101,397	85.9%
Stephen Yu(2)	60	227,136	0	0%
(1)    Ms. Sergeeff’s target bonus percentage represents her target bonus as Executive Vice President, General Counsel and Corporate Secretary. The target bonus dollar amount reflects the target under the 2013 Executive Incentive Plan for the portion of the year in which Ms. Sergeeff served as Executive Vice President, General Counsel and Corporate Secretary and the target under the plan applicable to non-executive employees for the portion of the year before she was promoted to Executive Vice President, General Counsel and Corporate Secretary.
(2)    Mr. Yu resigned in December 2013 and did not receive a bonus for 2013.
Long-Term Incentive Compensation
The compensation committee believes that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation.  The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value. We have historically granted stock options and/or restricted stock to our named executive officers.
Equity Grants in 2012. In February 2012, in connection with our desire to enhance the link between pay and performance, the compensation committee granted restricted stock awards that vest only upon the achievement of rigorous and pre-determined performance metrics in addition to continued service over time, which we refer to as the 2012 Performance Shares.
The 2012 Performance Shares were structured to vest over a period of four years based on the achievement of total annual (measured on a calendar year basis) APF Operating Profit performance metrics outlined in the chart below, with vesting commencing at 80% of APF Operating Profit plan and increasing in increments through 110% of APF Operating Profit plan. The way that we calculate APF Operating Profit is described above under “Short-Term Incentive Compensation – 2013 Senior Executive Company Incentive Plan.” The determination of the level of our achievement of the APF Operating Profit plan for each calendar year is made by the independent Board members and vesting of the shares, if any, occurs on the date of such determination.  The vesting of the shares is conditioned upon the grantee remaining in employment with us through the applicable vesting date. We do not disclose the specific APF Operating Profit performance metrics until after the end of the year to which they relate because we believe such disclosure would cause us competitive harm in that it would reveal confidential future business plans and objectives.
With respect to the 2012 Performance Shares, the portion of the award tied to 2012 company performance did not vest because our APF Operating Profit was $250.1 million, or 79% of the target goal of $316.7 million, and the threshold level of achievement for vesting was 80%. The portion of the award tied to 2013 company performance vested based on a factor of 0.79, in light of the company’s achievement of 92.9% of its APF Operating Profit target for 2013.
2012 Performance Shares
Performance vs. APF Operating Profit Plan

% of Plan	Vesting Factor
110	1.5
109	1.45
108	1.4
107	1.35
106	1.3
105	1.25
104	1.2
103	1.15
102	1.1
101	1.05
100	1.0
99	0.97
98	0.94
97	0.91
96	0.88
95	0.85
94	0.82
93	0.79
92	0.76
91	0.73
90	0.7
89	0.67
88	0.64

% of Plan	Vesting Factor
87	0.61
86	0.58
85	0.55
84	0.52
83	0.49
82	0.46
81	0.43
80	0.4
Below 80	0

Equity Grants in 2013.  In February 2013, the compensation committee approved the grant of restricted stock to our named executive officers as set forth in the table below, with the grants effective as of March 1, 2013.

Executive Officer	Restricted Stock – Time Vesting	Restricted Stock – Time Vesting (Retention)	Restricted Stock – Performance Vesting	Market Position(1)
Thomas Carson	60,000	65,000	140,000	60th
Peter Halt	40,000	33,500	60,000	80th
Pamela Sergeeff(2)	10,000	0	0	N/A
Stephen Yu	40,000	33,500	60,000	<90th
_____________________

(1)	References to market position in this table are to the Towers Watson percentile data for target total direct compensation provided to the compensation committee.

(2)	Ms. Sergeeff received a restricted stock award with time vesting covering 10,000 shares in March 2013 before her promotion to Executive Vice President, General Counsel and Corporate Secretary.
The compensation committee determined that the equity awards granted to the named executive officers in 2013 should consist of time-based restricted stock grants (in the form of an annual grant and a special retention grant) and Performance Shares. The compensation committee determined that all equity grants should be made in the form of restricted stock and that a substantial portion (over 50% for Mr. Carson) of the equity grants should consist of awards that vest based on performance goals in addition to continued service over time in order to augment our pay for performance objective by tying long-term compensation directly to objective corporate goals.
The 2013 time-based restricted stock grants vest annually over a four-year period subject to the executive’s continued service with us. The compensation committee determined that the retention grant was appropriate because the realizable value of unvested equity awards (based on target values) held by the named executive officers as of the end of 2012 was significantly lower than the median comparable value held by executives at our peer companies. Due to the comparatively low levels of unvested ownership in our company we believed there was significant retention risk. The retention grant was intended to make the named executive officer’s holdings consistent with the median of the peer group data.
The 2013 Performance Shares were structured to vest over a period of four years based on two categories of performance goals: (i) 80% of the shares are targeted to vest based on the achievement of total annual APF Operating Profit performance metrics outlined in the chart below, with vesting commencing at 50% of APF Operating Profit plan and increasing in increments through 110% of APF Operating Profit plan and (ii) 20% of the shares are targeted to vest based on the achievement of annual management objectives established by the compensation committee and intended to create or add longer term value for our stockholders. The determination of the level of our achievement of the APF Operating Profit plan, and the determination of the achievement of the management objectives, for each calendar year is made by the compensation committee or the independent Board members and vesting of the shares, if any, occurs on the date of such determination.
The operating profit goals for 2013 were considered challenging at the target level; accordingly, the threshold allowing for partial payout at 50% of performance achievement allowed for continued incentive near the end of the performance period in the event that target levels of performance were unlikely to be achieved. The vesting of the shares is conditioned upon the executive remaining in employment with us through the applicable vesting date.
The portion of the 2013 Performance Shares award tied to 2013 company performance vested based on a factor of 0.86, in light of the company’s achievement of 92.9% of its APF Operating Profit target for 2013, with overall vesting of the award being 0.89 for 2013 based on the vesting split between APF Operating Profit performance metrics (80%) and annual management objectives (20%).
In February 2014, the compensation committee approved the amendment of the 2013 Performance Shares to measure all vesting entirely on company performance and to eliminate the concept of vesting of up to twenty percent of the 2013 Performance Shares based on the achievement of annual management objectives established by the compensation committee. This amendment generally aligns vesting criteria of the 2013 Performance Shares to the company’s 2014 Performance Share grants, which do not provide for achievement of subjective management objectives as a vesting trigger. All other terms of the 2013 Performance Shares grants remain the same.
2013 Performance Shares
Performance vs. APF Operating Profit Plan

% of Plan	Vesting Factor
110+	1.5
105	1.25
100	1.00
95	0.90
90	0.81
85	0.71
80	0.62
75	0.53
70	0.44
65	0.34
60	0.25
55	0.16
50	0.08
Below 50	—
In determining the size of the total equity compensation opportunity in 2013, the compensation committee:

•	aimed to have the aggregate target award value result in target total direct compensation at or around the 75th percentile of our peer group companies;

•
focused on internal pay equity, that is, the equity opportunity should make up a larger portion of an executive’s target total compensation as the executive’s level of responsibility increases, but that generally, the direct reports of the chief executive officer should have relatively similar target opportunities;

•
aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals in order to further align our executive’s long-term compensation opportunity with our corporate goals; and

•	considered the recommendations of Mr. Carson.

Additionally, for the 2014 Performance Share awards, the compensation committee moved the vesting to a three-year cliff, with vesting amounts determined based on the metrics outlined above over that three-year period, and with up to a 10% increase or decrease in vesting based on the company’s three-year TSR performance relative to the S&P North American Technology index.  Specifically, at the end of the three-year period, the company will apply the average vesting factor for the three-year period to the total grant amount to determine the total amount eligible to vest based on achievement of the performance metrics.  The company will then apply a modifier to the total amount eligible to vest based upon TSR over the same three-year period of the company relative to the index to determine the actual amount of Performance Shares to be vested.  The modifier will be plus 10% for high company achievement relative to the index (top 25 percent of the applicable peer group), minus 10% for low company achievement (bottom 25 percent of the applicable peer group) relative to the index, or zero (no adjustment) for achievement between the top 25 percent and bottom 25 percent of the applicable peer group relative to the index. Vesting of the Performance Shares for the named executive officers, if any, is solely based on the above APF Revenue, APF Operating Profit and TSR metrics; no vesting will be based on the achievement of individual management objectives.  Further, the vesting of the Performance Shares is conditioned upon the grantee remaining employed with the company through the vesting date.  The below table shows the direction that the Performance Share measurement metrics have moved from 2012 to 2014.  The compensation committee believes that this movement supports the incentive structure of longer term objectives, while providing consistent key measures and goals between short-term and long-term incentive plans that are linked to the company’s strategy.  Moreover, the compensation committee believes that the use of restricted stock, a three-year cliff vesting component, and a TSR modifier further aligns management with long-term stockholder interests. The Committee anticipates that future performance grants will follow the form and structure of the 2014 grant.

Measure/Modifier/Year	2012(1)	2013(2)	2014(3)
APF Operating Profit	100%	80%	35%
Management Objectives		20%
APF Revenue			65%
TSR - Modifier			10% - Modifier

            (1)        2012 Performance Share awards were structured to vest over four years based on achievement of total annual APF Operating Profit performance metrics.
            (2)        2013 Performance Share awards were structured to vest over four years based (i) as to 80% of the award, on achievement of total annual APF Operating Profit performance metrics, and (ii) as to 20% of the award, on achievement of annual management objectives.  Those awards have been amended to eliminate the management objective component of vesting and now vest 100% based on achievement of total annual APF Operating Profit performance metrics.
            (3)        2014 Performance Share awards have been structured to vest over three years based (i) as to 35% of the award, on achievement of total annual APF Operating Profit performance metrics, and (ii) as to 65% of the award, on achievement of total annual APF Revenue performance metrics, with a three-year cliff vesting criterion and a TSR modifier, of plus 10%, minus 10%, or zero, to the total amount eligible to vest based upon TSR over the same three-year period of the company relative to the index, to determine the actual amount of Performance Shares to be vested.

The compensation committee retains the right to modify the structure of grants in 2015 and beyond to meet business requirements.
Equity Compensation Policies
Our general policy is to make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
Annual equity grants for named executive officers are recommended by the compensation committee and approved by the Board, or approved by the compensation committee, as applicable, on the first regularly scheduled meeting of the compensation committee and/or the Board during the first quarter of each year, with a target grant date effective as of March 1.

•
New hire and promotion option grants for all newly hired executive officers are subject to approval by our compensation committee and occur on the first day of the month following the new employee’s start date (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

•
Restricted stock may be granted upon the following dates each calendar year: January 2; March 1; May 1; July 1; September 1; and November 1 (the “restricted stock grant dates”). Subject always to prior compensation committee authorization of the particular grant of restricted stock, grants for all newly hired executive officers (other than those employed in connection with a business acquisition) occur on the restricted stock grant date following the new employee’s start date. For example, if the compensation committee authorized a grant to a new-hire executive officer on February 10 and the executive officer started employment on February 20, the grant date would be March 1. If the new-hire executive officer started employment on February 20 but the compensation committee did not authorize the grant until March 2, the grant date would be May 1.

•
The exercise price of the options is not less than the closing price of our common stock on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Directors and Named Executive Officers Stock Ownership Guidelines
We have stock ownership guidelines for our Board and our executive officers (including the named executive officers) that have applied since 2011 as follows:

•
Board members are required to own, or acquire within five years of July 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation for serving as a member of the Board) having a market value of at least three times the amount of the annual cash retainer for such director. In February 2012, we modified this guideline to be more robust and require that the Board members own four times the amount of the annual cash retainer for such director, to be in line with the Board’s view of current peer practices.

•
Our chief executive officer is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his employment with the company) having a market value of at least three times his then-current annual base salary.

•
Each named executive officer (other than the chief executive officer) is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his or her employment with the company) having a market value of at least one time his or her then-current annual base salary.

•
The required ownership level for each members of the Board, the chief executive officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board, such director’s annual cash retainer), and as of January 1 of every third year.

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.  We adopted this policy as a matter of good corporate governance and because, by not allowing executives to engage in such transactions, executives face the downside risk of their unvested equity awards, and therefore pay from equity is strongly correlated to stock price performance over the vesting period.
Agreements Providing for Change of Control and Severance Benefits
The employment of each of our named executive officers is “at will.”  However, each of the current named executive officers has entered into an executive severance agreement with the company.  With the exception of Mr. Carson, all executive severance agreements have substantially the same material terms, providing cash severance of twelve months of base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a “change in control” of the company.  The executive severance agreement of Mr. Carson provides for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers in the event of a “change in control,” but differs from the other named executive officer’s agreements in that Mr. Carson’s executive severance and arbitration agreement generally provides (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with “good reason” unrelated to any “change in control” of the company or by reason of death, and (ii) a “best after-tax results” provision if such payments upon a “change in control” results in an excise tax under Code Section 4999.
The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Employment Agreements with Named Executives.”
The amounts, terms and conditions of these severance rights reflect the arrangements between our named executive officers and the company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers.  The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change of control serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so.
401(k) Plan
Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation.  Employee contributions are held and invested by the 401(k) plan’s trustee. Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17).  We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.
Other Employee Benefits
We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, health club membership reimbursement and paid vacation time benefits to our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.
In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers.  In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive.
In 2013, our chief executive officer attended the annual Sales Excellence Club sales incentive meeting.  Spouses of attendees of this meeting were invited to attend, and the company paid the cost for the spouses, including a tax gross up, consistent with the practice of our peers. The cost of these executive benefits (including the applicable tax gross up) for 2013 for Mr. Carson was $2,074. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our compensation committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The compensation committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the company. For example, under the 2000 Equity Incentive Plan and 2008 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices. For example, in 2013, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results. Therefore, the 2013 Executive Incentive Plan was not structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.
Accounting Considerations
The company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.
Compensation Recovery Policy
We do not yet have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Compensation Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2013.
Respectfully submitted,
Members of the Compensation Committee
James P. O’Shaughnessy (Chair)
Andrew K. Ludwick
James E. Meyer
Risk Analysis of Our Compensation Program
Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

SUMMARY COMPENSATION TABLE
The following table shows the compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officer, our other most highly compensated executive officer as of December 31, 2013 and a former executive officer who departed from the company during the fiscal year (“Named Executives”) for the fiscal years set forth in the table below. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred. We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock awards.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(i)(7)	(j)
Thomas Carson President and Chief Executive Officer	2013	$550,000	$60,000	$4,727,335	-	$440,000	$12,258	$5,789,593
	2012	$550,000	$211,750	$6,139,750	$2,804,790	$264,000	$11,190	$9,981,480
	2011	$470,392	$47,750 (8)	$1,893,465	$827,984	$191,981(9)	$10,955	$3,442,527

Peter Halt Chief Financial Officer	2013	$384,375	$57,938	$2,381,507	-	$139,050	$9,480	$2,972,350
	2012	$353,818	$84,829 (10)	$998,189	$720,015	$78,559 (11)	$13,638	$2,249,048

Pamela Sergeeff Executive Vice President, General Counsel & Corporate Secretary(1)	2013	$288,063	$35,337 (8)(12)	$178,390	-	$66,560(13)	$9,237	$577,587

Stephen Yu Former Executive Vice President & General Counsel(2)	2013	$352,473	-	$2,381,507	-	-	$8,957	$2,742,937
	2012	$361,667	$110,292	$1,068,570	$677,975	$78,624	$13,795	$2,310,923
	2011	$341,667	$65,875 (8)	$1,081,980	$517,490	$151,200	$12,486	$2,170,698

_____________________

(1)
On December 7, 2013 Ms. Sergeeff was appointed Executive Vice President, General Counsel and Corporate Secretary of the company. Prior to the appointment, Ms. Sergeeff served as our Senior Vice President and Associate General Counsel. In connection with her appointment to Executive Vice President, General Counsel and Corporate Secretary, Ms. Sergeeff’s base salary was increased to $335,000 effective as of December 7, 2013.

(2)	On December 6, 2013 Mr. Yu ceased serving as the Company’s Executive Vice President & General Counsel and resigned from the Company.

(3)
Amounts disclosed under “Bonus” represent (i) for 2013, the discretionary individual performance component of the annual cash bonus earned by Mr. Carson, and the individual performance component of the annual cash bonus earned by Mr. Halt and Ms. Sergeeff, pursuant to the 2013 Executive Incentive Plan for 2013 and, as to Ms. Sergeeff, pursuant to the company incentive plan applicable to non-executive employees for the portion of 2013 prior to her promotion to Executive Vice President and General Counsel, for services rendered in 2013, (ii) for 2011 and 2012, the discretionary individual performance component of the annual cash bonus earned pursuant to the 2012 Executive Incentive Plan for the relevant fiscal year for services rendered in such years and (iii) for 2012, the additional discretionary bonuses for services rendered in 2012. All amounts earned for 2011, 2012 and 2013 were paid in February 2012, March 2013 and March 2014, respectively.

(4)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of all stock awards granted during the indicated year, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2013 Annual Report on Form 10-K. With respect to the restricted stock awards granted in 2013 that vest based on the satisfaction of one or more performance conditions, the grant date fair value is calculated based on the probable outcome of the performance conditions. Assuming that the highest level of performance conditions will be achieved, the aggregate maximum fair value would be the following amounts: Mr. Carson—$3,746,190; Mr. Halt—$1,605,510; Ms. Sergeeff $0; and Mr. Yu $1,605,510.

(5)
Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the named executive officers. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2013 Annual Report on Form 10-K.

(6)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent the corporate performance component of the annual cash bonuses earned pursuant to the 2013 Executive Incentive Plan for the relevant fiscal year for services rendered in 2011, 2012 and 2013. Such bonuses for services rendered in 2011 were paid in 2012, such bonuses for services rendered in 2012 were paid in 2013, and such bonuses for services rendered in 2013 were paid in 2014.

(7)
Amounts disclosed under “All Other Compensation” consist of (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan; (ii) the contributions we made on behalf of the Named Executives to their healthcare reimbursement accounts; and (iii) employer paid premiums for life insurance coverage. For 2011, 2012 and 2013 also includes the taxable value of the company’s President Club meeting in the following amounts: Mr. Carson— $2,321, $2,407, and $2,074 respectively; Mr. Halt—$4,854 in 2012; Mr. Yu— $3,927 in 2011 and 4,260 in 2012.

(8)	Amounts disclosed under “Bonus” include a $250.00 bonus paid for five-years of service for Mr. Carson and Mr. Yu, respectively and a $500.00 bonus paid for ten-years of service for Ms. Sergeeff.

(9)
Consists of Mr. Carson’s annual variable cash bonus attributable to corporate performance in an amount of $85,500 under the 2011 Executive Incentive Plan and $106,481 attributable to his 2011 Sales Compensation Plan.

(10)
Consists of Mr. Halt’s annual cash bonus attributable to discretionary individual performance in the amount of $41,865 under the 2012 Executive Incentive Plan and $17,762 under the 2012 incentive plan applicable to non-executive employees.

(11)
Consists of Mr. Halt’s annual variable cash bonus attributable to corporate performance in amount of $50,238 under the 2012 Executive Incentive Plan and $28,321 under the 2012 incentive plan applicable to non-executive employees.

(12)
Except for the $500.00 bonus paid for ten years of service, consists of Ms. Sergeeff’s annual cash bonus attributable to discretionary individual performance in the amount of (i) $31,969 under the 2013 incentive plan applicable to non-executive employees for the portion of the year prior to her promotion to Executive Vice President and General Counsel, with her target bonus prior to promotion of 40% of base salary and 30% of target bonus attributable to individual performance, and (ii) $2,868 under the 2013 Executive Incentive Plan for the portion of the year after her promotion to Executive Vice President and General Counsel, with her target bonus after promotion of 50% of as-promoted base salary and 25% of target bonus attributable to individual performance.

(13)
Consists of Ms. Sergeeff’s annual cash bonus attributable to corporate performance in the amount of (i) $59,676 under the 2013 incentive plan applicable to non-executive employees for the portion of the year prior to her promotion to Executive Vice President and General Counsel, with her target bonus prior to promotion of 40% of base salary and 70% of target bonus attributable to corporate performance, and (ii) $6,884 under the 2013 Executive Incentive Plan for the portion of the year after her promotion to Executive Vice President and General Counsel, with her target bonus after promotion of 50% of as-promoted base salary and 75% of target bonus attributable to individual performance.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2013 to the Named Executives.
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)(4)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas Carson	N/A	-	$550,000	$1,100,000	-	-	-	-	-	-	-
	3/1/2013	-	-	-	-	-	-	60,000	-	$0.001	$1,070,340
	3/1/2013	-	-	-	-	-	-	65,000	-	$0.001	$1,159,535
	3/1/2013	-	-	-	-	140,000	210,000	-	-	-	$2,497,460
Peter Halt	N/A	-	$231,750	$463,500	-	-	-	-	-	-	-
	3/1/2013	-	-	-	-	-	-	33,500	-	$0.001	$597,607
	3/1/2013	-	-	-	-	-	-	40,000	-	$0.001	$713,560
	3/1/2013	-	-	-	-	60,000	90,000	-	-	-	$1,070,340
Pamela Sergeeff	N/A	-	$118,038	$236,076	-	-	-	-	-	-	-
	3/1/2013	-	-	-	-	-	-	10,000	-	$0.001	$178,390
Stephen Yu	N/A	-	$227,136	$454,272	-	-	-	-	-	-	-
	3/1/2013	-	-	-	-	-	-	33,500	-	$0.001	$597,607
	3/1/2013	-	-	-	-	-	-	40,000	-	$0.001	$713,560
	3/1/2013	-	-	-	-	60,000	90,000	-	-	-	$1,070,340
_____________________

(1)
We award the corporate component of cash bonuses pursuant to our 2013 Executive Incentive Plan. The 2013 Executive Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of corporate performance based on specified revenue and operating income goals and also individual performance in the discretion of our compensation committee. The table above reflects the target and maximum cash bonuses that each Named Executive could earn with respect to the corporate performance goals. The actual amount of the cash bonus attributable to corporate performance that was earned and paid to each of the Named Executives for fiscal year ended December 31, 2013 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)	All restricted stock awards granted to the Named Executives in 2013 were granted under the company’s 2008 Equity Incentive Plan

(3)
Represents the aggregate grant date fair value of each award as computed in accordance with FASB ASC Topic 718. For the performance-based restricted stock awards, this value is based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures.

(4)
Other than with respect to Ms. Sergeeff, amounts represent the target payout with respect to corporate performance under the 2013 Executive Incentive Plan assuming 100% achievement of target. For Ms. Sergeeff, the amount represents her target payout with respect to corporate performance of 70% of 40% of her base salary for the portion of the year prior to her promotion to Executive Vice President and General Counsel, and 75% of 50% of her base salary for the portion of the year after to such promotion, assuming 100% achievement of target.

(5)
Represents the target and maximum number of shares that may be earned under the performance-based restricted stock awards granted to Named Executives in 2013 under the company’s 2008 Equity Incentive Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.
Employment Agreements with Named Executives
Mr. Carson. In December 2011, we appointed Mr. Carson as the company’s President and Chief Executive Officer. On December 14, 2011 we entered into an offer letter agreement with Mr. Carson under which, effective January 1, 2012, he is entitled to an initial annual base salary of $550,000, and is eligible to participate in the Company’s Annual Executive Incentive Plan with a cash bonus target equal to 100% of his base salary, with such percentage subject to change each year as determined by the Company’s Compensation Committee. Pursuant to the offer letter agreement, on January 3, 2012 the company also granted Mr. Carson: (i) options to purchase 300,000 shares of company common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter; a restricted stock award in the amount of 100,000 shares that will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and; (iii) a second restricted stock award in the amount of 150,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) adjusted pro forma operating profit performance metrics. Also in December 2011, Rovi entered into an Amended and Restated Executive Severance and Arbitration Agreement with Mr. Carson, which supersedes and replaces Mr. Carson’s previous executive severance and arbitration agreement.
Mr. Halt. In May 2012, we appointed Mr. Halt as our Chief Financial Officer, effective May 19, 2012. Under the terms of Mr. Halt’s employment, he is entitled to an initial annual base salary of $375,000, and is eligible to participate in the Company’s Annual Executive Incentive Plan on a pro rated basis with a cash bonus target equal to 60% of his base salary, with such percentage subject to change each year as determined by the Company’s Compensation Committee. On June 1, 2012 we granted Mr. Halt options to purchase 75,000 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter; two restricted stock awards (i) the first in the amount of 25,000 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and (ii) the second restricted stock award in the amount of 5,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) adjusted pro forma operating profit performance metrics. Also Mr. Halt was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Ms. Sergeeff. In December 2013, we appointed Ms. Sergeeff as our Executive Vice President, General Counsel and Secretary, effective December 7, 2013. Under the terms of Ms. Sergeeff’s employment with the Company, she is entitled to an initial annual base salary of $335,000, and is eligible to participate in the Senior Executive Company Incentive Plan (the “EIP”) for calendar year 2013 on a pro rated basis with a cash bonus target equal to 50% of her base salary (for the portion of the year prior to her promotion, Ms. Sergeeff remained eligible to participate in the bonus plan applicable to non-executive employees). Ms. Sergeeff was also offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

2013 Senior Executive Company Incentive Plan Cash Awards. Our 2013 Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2013 Executive Incentive Plan, please see the section entitled “2013 Senior Executive Company Incentive Plan” in the Compensation Discussion and Analysis above.
For additional information relating to the base salary and target bonuses of our named executives, see the section entitled “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.
Executive Severance and Arbitration Agreements. Our Named Executives have entered into executive severance and arbitration agreements as described under “Potential Payments upon Termination or Change of Control.”
Summary of the 2008 Equity Plan
All our executives received options and restricted stock under our 2008 Equity Incentive Plan. For more information regarding our 2008 Equity Incentive Plan, please see Proposal Two: Amendment to the company’s 2008 Equity Incentive Plan, the section entitled “Summary of the 2008 Equity Plan”.

Outstanding Equity Awards
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2013.
OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas Carson	25,000	-		$30.00	9/1/2016	217,500(6)	$4,282,575	150,000(9)	$2,953,500
	26,047	3,125(1)		$33.43	3/1/2017			140,000(10)	$2,756,600
	33,855	5,417(2)		$36.74	4/1/2017
	27,500	12,500(3)		$54.10	3/1/2018
	143,750	156,250(4)		$24.56	1/3/2019

Peter Halt	28,125	46,875(5)		$23.48	6/1/2019	107,625(7)	$2,119,136	5,000(11)	$98,450
								60,000(12)	$1,181,400

Pamela Sergeeff						31,103(8)	$612,418

Stephen Yu	30,942	-		$15.73	3/1/2016
	37,815	-		$30.00	9/1/2016
	32,812	-		$33.43	3/1/2017
	36,666	-		$36.74	4/1/2017
	17,187	-		$54.10	3/1/2018
	21,875	-		$35.62	3/1/2019
_____________________
During 2013, the Named Executives received option grants and restricted stock awards under the 2008 Equity Incentive Plan. All such option grants were at exercise prices equal to the fair market value of our common stock on the grant dates. All of these options vest over a four-year period after grant, subject to the Named Executive’s continued employment with the company. All options granted to the Named Executives in 2013 expire seven years from the grant date, unless the participant’s employment with the company terminates before the end of such seven-year period.

(1)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month through March 1, 2014.

(2)	Of the shares underlying unvested options, approximately 1,355 will vest on the 1st of each month through April 1, 2014.

(3)	Of the shares underlying unvested options, approximately 834 will vest on the 1st of each month through March 1, 2015.

(4)	Of the shares underlying unvested options, approximately 6,250 will vest on the 1st of each month through January 3, 2016.

(5)	Of the shares underlying unvested options, approximately 1,563 will vest on the 1st of each month through June 1, 2016.

(6)
These shares vest as follows: 65,000 shares on January 3 and March 1, 2014; 65,000 shares on January 3 and March 1, 2015; 56,250 shares on January 3 and March 1, 2016; and 31,250 shares on March 1, 2017.

(7)
These shares vest as follows: 32,000 shares on March 1, July 1 and September 1, 2014; 29,750 shares on March 1, July 1 and September 1, 2015; 27,500 shares on March 1 and July 1, 2016; and 18,375 shares on March 1, 2017.

(8)	These shares vest as follows: 16,040 shares on March 1 and September 1, 2014; 7,906 shares on March 1 and September 1, 2015; 4,657 shares on March 1, 2016; and 2,500 shares on March 1, 2017.

(9)
No shares vested in 2013 for 2012 performance based on performance relative to APF Operating Profit plan. 29,625 shares vested in 2014 for 2013 performance based on performance relative to APF Operating Profit plan. If performance metrics result in 100% of APF Operating Profit plan for 2014, and 2015, these shares vest as follows: 37,500 shares in 2015 for 2014 performance; and 37,500 shares in 2016 for 2015 performance. Any unvested shares after the 2016 vesting determination will be cancelled.

(10)
31,150 shares vested in 2014 for 2013 performance based on performance relative to APF Operating Profit plan and management objective achievement. If performance metrics result in 100% of APF Operating Profit plan for 2014, 2015, and 2016, these shares vest as follows: 35,000 shares in 2015 for 2014 performance; 35,000 shares in 2016 for 2015 performance; and 35,000 shares in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

(11)
No shares vested in 2013 for 2012 performance based on performance relative to APF Operating Profit plan. 988 shares vested in 2014 for 2013 performance based on performance relative to APF Operating Profit plan. If performance metrics result in 100% of APF Operating Profit plan for 2014, and 2015, these shares vest as follows: 1,250 shares in 2015 for 2014 performance; and 1,250 shares in 2016 for 2015 performance. Any unvested shares after the 2016 vesting determination will be cancelled.

(12)
13,350 shares vested in 2014 for 2013 performance based on performance relative to APF Operating Profit plan and management objective achievement. If performance metrics result in 100% of APF Operating Profit plan for 2014, 2015, and 2016, these shares vest as follows: 15,000 shares in 2015 for 2014 performance; 15,000 shares in 2016 for 2015 performance; and 15,000 shares in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2013 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Thomas Carson	15,625	$161,156	38,250	$632,592
Peter Halt			15,875	$315,114
Pamela Sergeeff			9,031	$161,610
Stephen Yu			14,500	$258,666
_____________________

(1)	The value realized is based upon the closing market price of our common stock on the date of exercise less the exercise price of such shares.

(2)	Represents the vesting of restricted stock.

(3)	The value realized is based upon the closing market price of our common stock on the vesting date multiplied by the number of shares of restricted stock vested, less the par value of the stock issued.
Potential Payments upon Termination or Change of Control
We entered into executive severance and arbitration agreements with: Mr. Yu in May 2006, in connection with his employment with Rovi, Mr. Halt in connection with his appointment as Chief Financial Officer, and Ms. Sergeeff in connection with her appointment as Executive Vice President and General Counsel. We amended the agreement of Mr. Yu in August 2007 to reflect new tax regulations. Under the agreements, in the event of a change in control of Rovi, each of these executives (other than Mr. Yu, who resigned in December 2013 and whose agreement terminated at that time) is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a “change in control” of Rovi and (2) the executive’s termination of employment by the company without cause or by the executive with “good reason.” The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a “change in control” during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination, any employee of ours to work for another business.
We originally entered into an executive severance and arbitration agreement with Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the chief executive officer. In connection with Mr. Carson’s appointment as President and Chief Executive Officer, on December 14, 2011, the company entered into an amended and restated executive severance and arbitration agreement with Mr. Carson. The agreement provides, among other things, that if, at any time, the company terminates Mr. Carson’s employment without cause, and other than as a result of Mr. Carson’s death or disability, or Mr. Carson resigns for Good Reason, then (i) the company shall continue to pay Mr. Carson at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; (ii) the company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; and (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning 90 days before the date of the change in control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the company without cause or Mr. Carson voluntarily terminates his employment with the company with good reason, (i) the company shall pay Mr. Carson the severance benefits discussed above; provided, that if Mr. Carson commences within such 12 month period new employment with compensation that is substantially comparable to such severance pay, Mr. Carson’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Carson commences new employment; and (ii) all stock awards held by Mr. Carson as of the date of termination will immediately vest and become exercisable. Payment of the severance benefits is conditioned, among other things, on Mr. Carson delivering an effective, general release of claims in favor of the company and on his resignation from the company’s Board of Directors.
None of our Named Executives is entitled to any payments from the company in the event his or her employment by the company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his or her employment not in connection with a “change in control” of the company.
In the event that the company had terminated the employment of Mr. Halt, Ms. Sergeeff and Mr. Yu without “cause” or he or she had voluntarily terminated with “good reason” on December 31, 2013, and this was within 90 days prior or 12 months following a “change in control” of the company, then Mr. Halt would be entitled to a lump sum severance payment of $386,250, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $3,374,202, and healthcare benefit continuation having a value of $18,804, for a total value of $3,779,257. Ms. Sergeeff would be entitled to a lump sum severance payment of $335,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $612,387, and healthcare benefit continuation having a value of $7,027, for a total value of $954,414. Due to his resignation, Mr. Yu was not serving as a named executive officer as of December 31, 2013 and he is no longer entitled to any benefits pursuant to the above arrangements.
In the event the company had terminated Mr. Carson’s employment without cause, or Mr. Carson resigned for good reason on December 31, 2013, then Mr. Carson would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $2,398,589 comprised of the following: a lump sum severance payment of $550,000, a target bonus payment of $550,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,279,785 and healthcare benefit continuation having a value of $18,804; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control (i) these amounts would be adjusted in accordance with Mr. Carson’s amended and restated executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Carson commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Carson as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $0 and additional accelerated vesting of restricted stock having a value of $7,974,045.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Philosophy
Our non-employee director compensation philosophy is based on the following guiding principles:
•Aligning the long-term interests of stockholders and directors; and
•Compensating directors appropriately and adequately for their time, effort and experience.
The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending company meetings. The targeted competitive position for total annual compensation for our non-employee directors is between the 50th and 65th percentile of peers. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.
Each year, our compensation committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2013 and fiscal 2014 is described below.
Non-Employee Director Compensation for Fiscal 2013
On March 7, 2013, the company’s Board of Directors approved changes to the cash compensation of non-employee directors as follows, effective July 1, 2013: Each of the Company’s non-employee directors, except for the chairman of the Board, receive an annual cash retainer of $50,000, and the chairman of the Board will receive an annual cash retainer of $100,000.
All other cash retainers paid to directors serving on committees of the company’s Board of Directors remained unchanged, as follows: Each director serving on the committees of the company’s Board of Directors received annual cash retainers in the following amounts: the chair of the audit committee received $35,000; each other member of the audit committee received $20,000; the chair of the compensation committee received $25,000; each other member of the compensation committee received $15,000; the chair of the corporate governance and nominating committee received $15,000; and each other member of the corporate governance and nominating committee receive $5,000. The company does not pay, and directors do not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for Board duties irrespective of the number of meetings held.
Each of above-mentioned cash retainers were paid in four quarterly installments commencing on the first day of July and October 2013 and January 2014 with the final payment due in April 2014 to those directors who served on the Board of Directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending company meetings.
Stock Awards. Each non-employee director also received restricted stock under the 2008 Equity Plan. Under the 2008 Equity Plan, each director received on the first eligible restricted stock granting date after such person first becomes a non-employee director an automatic initial restricted stock grant for the number of shares with a market value equal to $440,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a three-year vesting schedule, with 1/3 of the shares vesting on the each of the first, second and third anniversary of the grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date. Employee directors who terminate employment and continue as non-employee directors were not eligible to receive this initial grant.
In addition, on the first eligible restricted stock granting date after the date of the company’s annual stockholders’ meeting each year, each non-employee director, if he or she continued to serve as a member of the company’s Board of Directors, received an automatic annual restricted stock grant for the number of shares with a market value equal to $220,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a one-year vesting schedule, with all of the shares vesting on the first anniversary of the Board grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date.
The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2013.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Name (a)	Fees earned or paid in cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)(2)	Total ($)(h)
Alan L. Earhart	$82,500	$219,990				-	$302,490
Andrew K. Ludwick	$135,000	$219,990				-	$354,990
James E. Meyer	$67,500	$219,990				$2,540	$290,030
James P. O’Shaughnessy	$72,500	$219,990				$6,663	$299,152
Ruthann Quindlen	$67,500	$219,990					$287,490
_____________________

(1)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during fiscal 2013. The estimated fair value of stock awards is calculated based on the market price of our common stock on the date of grant. All non-employee directors were each granted 9,628 restricted stock awards. The restricted stock has a purchase price equal to $0.001 per share, par value.

(2)	Amounts disclosed under column (g) “All Other Compensation” consist of expense reimbursement for attending meetings of the Board of Directors and its committees.
As of December 31, 2013, the following directors held the following number of options outstanding: Mr. Earhart—70,000 shares, all of which are exercisable; Mr. Ludwick—45,000 shares, all of which are exercisable; Mr. Meyer—45,000 shares, all of which are exercisable; Mr. O’Shaughnessy—83,000 shares, all of which are exercisable; and Ms. Quindlen—15,000 shares, all of which are exercisable.
Non-Employee Director Compensation for Fiscal 2014
Based on the above director compensation philosophy and the review of current compensation levels, no changes to non-employee director compensation were made for fiscal 2014, and compensation levels remain as discussed above for 2013 non-employee director compensation.
Employee Director Compensation for Fiscal 2013
Mr. Carson is an employee, and, accordingly, received salary as disclosed in the “Summary Compensation Table” above.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
From January 1, 2013 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation.” There are no business relationships between us and any entity of which a director of the company is an executive officer or of which a director of the company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2013 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2013.
Procedures for Approval of Related Party Transactions
We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board of Directors reviews the relationships that each director has with the company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.
Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.
LEGAL PROCEEDINGS
There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.
ADDITIONAL INFORMATION
Annual Report. Our 2013 annual report on Form 10-K is available at www.proxyvote.com. We have filed our annual report on Form 10-K for the year ended December 31, 2013 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.rovicorp.com. If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050.
Stockholder Proposals for the 2015 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2015 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050 no later than November 14, 2014, which we believe is a reasonable time before we print and mail our proxy materials. In addition, if a stockholder proposal is not submitted to us before January 1, 2015, then the proxy to be solicited by the Board of Directors for the 2015 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2015 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.

Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.
Electronic Distribution of Proxy Materials. We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-542-1061 or write to us at: Rovi Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center. If you share an address with another Rovi Corporation stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.
If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com or by visiting www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.
OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Dated: March 14, 2014	Thomas Carson, President & CEO
Santa Clara, California

ANNEX A
ROVI CORPORATION
2008 EQUITY INCENTIVE PLAN
As Adopted by the Board of Directors on June 9, 2008
Approved by the Stockholders on July 15, 2008
As amended on May 24, 2011
As amended on April 30, 2013
[As amended on April 29, 2014]
Section 1.Purpose; Definitions.
The name of the plan is the ROVI Corporation 2008 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable employees (including officers and Directors) of ROVI Corporation, a Delaware corporation (the “Company”) and its Subsidiaries, non-employee members of the Board of Directors of the Company, and those consultants and other independent contractors who provide services to the Company and its Subsidiaries and upon whose judgment, initiative and efforts the Company and its Subsidiaries depend for the successful conduct of their business to acquire proprietary interests in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on behalf of the Company and its Subsidiaries and strengthening their desire to remain with the Company and its Subsidiaries.
The following terms shall be defined as set forth below:
(a)“Act” means the Securities Act of 1933, as amended.
(b)“Administrator” means the Board or the Committee.
(c)“Amendment Date” means the effective date of the 2013 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2013 provided this Plan is approved by the Company’s stockholders at such meeting.
(d)“Award” or “Awards,” except where referring to a particular category of grant under the Plan, means Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause,” as such term relates to the termination of any person’s status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person’s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission, (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure, or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and any successor tax laws, and related rules, regulations and interpretations.
(h)“Covered Employees” means any participant who is designated by the Committee prior to the date that the Committee establishes the Performance Goals for a Performance Period, to be a Covered Employee within the meaning of Code Section 162(m).
(i)“Committee” means a committee of two or more Independent Directors appointed by the Board to administer the Plan.
(j)“Director” means a member of the Board.
(k)“Disability” means an individual’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Administrator in good faith in its sole discretion.
(l)“Fair Market Value” of the Stock on any given date under the Plan shall be determined as follows:
(i)If the Stock is at the time listed on any established stock exchange, then the fair market value shall be the closing selling price per share of the Stock as quoted on such exchange on the date of determination, or if there is no reported sale of the Stock on such exchange on the date of determination, then the fair market value shall be the closing selling price on the exchange on the last preceding trading day on which sales of the Stock are reported as having occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(ii)If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the closing high bid and low asked prices for the Stock on the date of determination, or if no prices are quoted for such date, then the mean between the closing high bid and low asked prices on the last, preceding trading day on which any bid and asked prices were quoted, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(iii)In the absence of an established market for the Stock, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.
(m)“Full Value Award” means an Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.
(n)“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
(o)“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
(p)“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.
(q)“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

(r)“Performance-Based Award” means an Incentive Stock Option, Nonstatutory Stock Option, Performance Shares, Stock Appreciation Right, Restricted Stock or Restricted Stock Units granted to a selected Covered Employee and subject to the terms and conditions set forth in Section 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.
(s)“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items), net losses, sales or revenue, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such participant.
(t)“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending upon the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, including any merger, consolidation, acquisition or similar corporate transaction, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Where applicable, the Performance Goals may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.
(u)“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a participant’s right to a Performance-Based Award.
(v)“Performance Shares” mean an Award granted to a participant pursuant to Section 8 that entitles the participant to receive a prescribed number of shares of Stock upon achievement of Performance Goals established by the Committee for such Award.
(w)“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
(x)“Restricted Stock” means a Restricted Stock Award granted pursuant to Section 7 by the issuance of Stock subject to restrictions.
(y)“Restricted Stock Award” means any Award granted pursuant to Section 7.
(z)“Restricted Stock Unit” means a Restricted Stock Award granted pursuant to Section 7 to receive the economic equivalent of Restricted Stock without the issuance of Stock at time of grant.
(aa)“Retirement” means an employee’s termination of employment with the Company and its Subsidiaries after attainment of age 65 or attainment of age 55 and completion of 10 years of employment.

(bb)     “Stock” means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.
(cc)    “Stock Appreciation Right” means any Award granted pursuant to Section 6.
(dd)    “Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.
Section 2.Administration of Plan; Authority to Select Participants and Determine Awards.
(a)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select those employees (including officers and Directors) of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units, or any combination of the foregoing, granted to any one or more participants;
(iii)    to determine the number of shares of Stock to be covered by any Award;
(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;
(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)    subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;
(vii)    to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and
(viii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan (including for any subplan or portion of the Plan that the Administrator may establish for a specific group of employees or other service providers) and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and otherwise to supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.
(b)    Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer or Chief Operating Officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or Covered Employees within the meaning of Section 162(m) of the

Code. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
Section 3.Stock Issuable Under the Plan; Mergers; Substitution.
(a)    Successor to and Continuation of Prior Plans. The Plan is the successor to and continuation of the Rovi Corporation 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Prior Plans”). Following the Amendment Date, no additional stock awards will be granted under the Prior Plans. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Prior Plans as of 12:01 a.m. Pacific Standard Time on the Amendment Date (the “Prior Plans’ Available Reserve”) will cease to be available under the Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(b)) and be then immediately available for issuance pursuant to Awards. In addition, from and after 12:01 a.m. Pacific Standard Time on the Amendment Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans; provided, however, that any shares of Stock subject to outstanding options and stock appreciation rights granted under the Prior Plans (the “Prior Plans’ Appreciation Awards”) and stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares, or (iii) other than with respect to a Prior Plans’ Appreciation Award, are reacquired or withheld (or not issued) to satisfy a tax withholding obligation (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(c) below. All Awards granted on or after 12:01 a.m. Pacific Standard Time on the Amendment Date will be subject to the terms of the Plan.
(b)    Stock Issuable. Subject to Sections 3(c) and (d), the aggregate number of shares of Stock that may be issued pursuant to Awards from and after the Amendment Date will not exceed (A) 22,149,817 shares, which number is the sum of (i) the 1,849,817 shares subject to the Prior Plans’ Available Reserve and (ii) 20,300,000 shares; plus (B) the Prior Plans’ Returning Shares, if any, that become available for grant under the Plan from time to time (the aggregate number of shares described in (A) and (B) above, the “Share Reserve”). Subject to Section 3(c), the number of shares available for issuance under the Plan will be reduced by: (A) one share for each share of Stock issued pursuant to (1) an Option with respect to which the exercise price is at least 100% of the Fair Market Value on the date of grant, or (2) a Stock Appreciation Right with respect to which the strike price is at least 100% of the Fair Market Value on the date of grant; and (B) one and seven-tenths (1.7) shares for each share of Stock issued pursuant to a Full Value Award. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options, Stock Appreciation Rights, Performance Shares, Restricted Stock, and Restricted Stock Units with respect to no more than one million five hundred thousand (1,500,000) shares of Stock and Stock equivalents may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in shares of Stock, the right to purchase an equal number of shares of Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares of Stock shall no longer be available under the Plan.
(c)    Reversion of Shares to the Share Reserve.
(i)    Shares Available For Subsequent Issuance. If any shares of Stock issued pursuant to an Award are (A) not issued or forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares or such Award expires or otherwise terminates without all of the shares covered by such Award having been issued or (B) not issued or reacquired by the Company pursuant to Section 10(b) in connection with a Full Value Award, such shares will again become available for issuance under the Plan (the “2008 Plan Returning Shares”). For each (1) 2008 Plan Returning Share that is subject to a Full Value Award, (2) Prior Plans’ Returning Share pursuant to an award other than a Prior Plans’ Appreciation Award or (3) share not issued or reacquired by the Company pursuant to Section 10(b) in connection with a Full Value Award, the number of shares of Common Stock available for issuance under the Plan will increase by one and seven-tenths (1.7) shares.

(ii)    Shares Not Available For Subsequent Issuance. If any shares subject to an Award or a Prior Plans’ Appreciation Award are not delivered because the Award is exercised through a reduction of shares subject to the Award or Prior Plans’ Appreciation Award (i.e., “net exercised”), the number of shares that are not delivered will no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 10(b) upon the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, any shares used as consideration for the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award or any shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price or a Prior Plans’ Appreciation Award exercise price will no longer be available for issuance under the Plan.
(iii)    Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make an appropriate or proportionate adjustment in (i) the Share Reserve, (ii) the number of Stock Options, Stock Appreciation Rights, Performance Shares, Restricted Stock, and Restricted Stock Units that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d)    Mergers, etc. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is the not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Stock Options, Stock Appreciation Rights, Performance Shares and Restricted Stock Units granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code of 1986, as amended, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), the Board, or the Board of Directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options and Stock Appreciation Rights: (I) provide that such Stock Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (II) upon written notice to the optionees, provide that all unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (III) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees, equal to the difference between (A) the value (as determined by the Administrator) of the consideration payable per share of Stock pursuant to the business combination (the “Merger Price”) multiplied by the number of shares of Stock subject to such outstanding Stock Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options and Stock Appreciation Rights, in exchange for the termination of such Stock Options and Stock Appreciation Rights.

(e)    Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.
Section 4.Eligibility.
Participants in the Plan shall be such full-time or part-time employees of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries as the Administrator in its sole discretion shall select from time to time.
Section 5.Stock Options.
Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Nonstatutory Stock Option. The Administrator may from time to time adopt subplans to this Plan containing such additional terms, conditions and restrictions, not inconsistent with the terms of the Plan, as may be necessary to qualify the grants of Stock Options thereunder for preferential treatment under the laws of any country or other jurisdiction in which the Company or any of its Subsidiaries has employees, Independent Directors, consultants or other independent contractors.
No Incentive Stock Option shall be granted under the Plan after July 15, 2018.
(a)    Terms and Conditions of Stock Options. The Administrator in its discretion may grant Stock Options subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:
(i)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the exercise price per share for the Stock covered by such Incentive Stock Option shall be not less than 110% of the Fair Market Value of a share of Stock on the grant date.
(ii)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven (7) years after the date the Option is granted, and the term of each such Option shall expire no more than seven (7) years after the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the term of such Option shall expire no more than five years after the date of grant.
(iii)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at the time of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Payment of the purchase price shall be made in full concurrently with such exercise by any one of the following methods: (A) in cash; (B) if and to the extent the instrument evidencing the Option so provides and if the Company is not then prohibited from purchasing or acquiring shares of Stock, with shares of Stock that have been held by the optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, delivered in lieu of cash and valued at their Fair Market Value on the date of exercise; (C) through a “same day sale” commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (the “NASD Dealer”) whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (D) through a “margin” commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price , and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (E) any combination of the foregoing. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.
(v)    Termination by Reason of Death. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of the optionee’s death may thereafter be exercised, to the extent it was exercisable by the optionee on the date of the optionee’s death, by the legal representative of the optionee’s estate or by any other person who acquires the right to exercise the option by reason of such death under the optionee’s will or the laws of intestate succession, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of death, but not later than the expiration of the stated term of the Option, if earlier.
(vi)    Termination by Reason of Disability. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of such termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier. The Administrator shall have sole authority and discretion to determine whether a participant’s employment (or business relationship) has been terminated by reason of Disability. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vi) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.
(vii)    Termination by Reason of Retirement. Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify) from the date of such termination of employment, but not later than the expiration of the stated term of the Option, if earlier. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vii) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.
(viii)    Termination for Cause. If any optionee’s employment by (or business relationship with) the Company and its Subsidiaries is terminated for Cause, any Stock Option held by such optionee, including any Stock Option that is exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Administrator may, in its sole discretion, provide in any Stock Option that such Stock Option can be exercised, to the extent it was exercisable on the date of such termination, for a period of up to 30 days from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.
(ix)    Other Termination. Unless otherwise determined by the Administrator, if an optionee’s employment by (or business relationship with) the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of such termination, for three months (or such other period not to exceed 60 months as the Administrator shall specify) from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.
(x)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.
(b)    Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may provide in an option agreement evidencing a Nonstatutory Stock Option that the optionee may transfer, without consideration for the transfer, such Nonstatutory Stock Option to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, to charitable organizations, or pursuant to a domestic relations order in settlement of marital property rights (which shall not be a transfer for value), provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable option agreement.
(c)    Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.
Section 6.Stock Appreciation Rights.
(a)    Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price of the Stock Appreciation Right set by the Administrator at the time of grant, which exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant (or not less than the Option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.
(b)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Nonstatutory Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.
(c)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:
(i)    Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable. A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.
(ii)    Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered. When a stock settled Stock Appreciation Right is exercised, the shares subject to a Stock Appreciation Right grant agreement shall be counted against the shares available for issuance, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise.
(iii)    Stock Appreciation Rights granted in tandem with an Option shall be transferable only when and to the extent that the underlying Option would be transferable. Stock Appreciation Rights not granted in tandem with an Option shall not be transferable otherwise than by will or the laws of descent or distribution. All Stock Appreciation Rights shall be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.
Section 7.Restricted Stock Awards.
(a)    Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the participant to receive shares of Stock (“Restricted Stock”) or to receive the economic equivalent of shares of Stock (“Restricted Stock Units”) subject to such restrictions and conditions as the Administrator may determine at the time of grant, at a purchase price and for such consideration as the Administrator may determine. Restricted Stock issuances and Restricted Stock Unit grants may, at the discretion of the Administrator, be based on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of Performance Goals or other pre-established performance criteria or objectives.
(b)    Rights as a Stockholder. Upon execution of a written instrument for the issuance of Restricted Stock and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company or of a third party escrow holder until such Restricted Stock is vested as provided in Section 7(d) below. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested as provided in Section 7(d) below. A participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and Stock underlying the Restricted Stock Units has been issued.
(c)    Restrictions. Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase from the participant or the participant’s legal representative at their purchase price Restricted Stock with respect to which conditions have not lapsed.
(d)    Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the cancellation of Restricted Stock Units and the non-transferability of the Restricted Stock and the Company’s right of repurchase shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established Performance Goals or other performance criteria, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be subject to the restrictions set forth above and shall be “vested.” Except as may otherwise be provided by the Administrator, a participant’s rights in any shares of Restricted Stock and Restricted Stock Units that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries and shares of Restricted Stock shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)    Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock or their economic equivalent with respect to Restricted Stock Units.
Section 8.Performance Shares.
(a)    Nature of Performance Shares. An Award of Performance Shares entitles a participant to receive shares of Stock following the satisfaction of one or more Performance Goals or other specific performance criteria established by the Administrator, in each case on a specified date or dates or over any Performance Period or other period determined by the Administrator.
(b)    Rights as a Stockholder. Stock underlying Performance Shares will not be issued until the Performance Shares have vested, pursuant to the Performance Goals or other specific performance criteria set by the Administrator. A participant awarded Performance Shares shall have no rights as a Company stockholder with respect to such Performance Shares until such time as the Performance Shares have vested and the Stock underlying the Performance Shares has been issued.
(c)    Vesting of Performance Shares. The Administrator, at the time of grant, shall specify the Performance Goals or other specific performance criteria, objectives and conditions on which the Stock underlying the Performance Shares shall vest. Except as otherwise may be provided by the Administrator, a participant’s rights in the Stock underlying the Performance Shares that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries.
Section 9.Performance-Based Awards.
(a)    Purpose. The purpose of this Section 9 is to provide the Committee the ability to qualify Awards granted under the Plan as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 9.
(b)    Applicability. This Section 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a participant for a Performance Period shall not in any manner entitle the participant to receive an Award for the period. Moreover, designation of a Covered Employee as a participant for a particular Performance Period shall not require designation of such Covered Employee as a participant in any subsequent Performance Period and designation of one Covered Employee as a participant shall not require designation of any other Covered Employees as a participant in such period or in any other period.
(c)    Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)    Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award agreement, a participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the participant. Furthermore, a participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.
(e)    Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
Section 10.Tax Withholding.
(a)    Payment By Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.
(b)    Payment in Stock. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.
Section 11.Transfer, Leave of Absence, Etc.
For purposes of the Plan, the following events shall not be deemed a termination of employment:
(a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
Section 12.Amendments and Termination.
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. The Board may at time amend the Plan to provide for the grant of automatic nondiscretionary equity grants to Independent Directors without the requirement to obtain approval from the Company’s stockholders. If and to the extent determined by the Administrator to be required to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Notwithstanding the foregoing, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.
Section 13.Status of Plan.
With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
Section 14.General Provisions.
(a)    No Distribution; Compliance With Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it considers appropriate.
(b)    Delivery Of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.
(c)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
Section 15.Effective Date of Plan.
This Plan shall become effective when approved by the Company’s stockholders.
Section 16.Governing Law.
This Plan shall be governed by California law except to the extent such law is preempted by federal law; provided, however, that the Delaware General Corporation Law shall apply to the issuance of Stock and other securities hereunder.